Exhibit 10.3

PURCHASE AND SALE AGREEMENT

for

Hotel Adagio,

San Francisco, California

by and between

SC HOTEL PARTNERS, LLC,

a Delaware limited liability company

(“Seller”)

and

CHSP UNION SQUARE LLC,

a Delaware limited liability company

(“Buyer”)

Dated as of June 15, 2011

i

(continued)

(continued)

(continued)

LIST OF EXHIBITS AND DISCLOSURE SCHEDULES

EXHIBITS

Exhibit A	Definitions

Exhibit B	Legal Description of Land

Exhibit C	Bill of Sale

Exhibit D	Assignment and Assumption

Exhibit E	Grant Deed

Exhibit F	FIRPTA

SCHEDULES

Schedule 6(g)	Contracts

Schedule 6(h)	Intentionally Deleted

Schedule 6(i)	Equipment Leases

Schedule 6(m)	Environmental Matters

Schedule 6(n)	Adverse Actions or Proceedings

Schedule 6(o)	Insurance

Schedule 6(p)	Authorizations

Schedule 6(q)	Employee Matters

Schedule 6(r)	Reserves

Schedule 6(s)	Tax Certiorari Appeals

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), is made and entered into as of June 15, 2011 (the “Effective Date”), by and between SC HOTEL PARTNERS, LLC a Delaware limited liability company (“Seller”) and CHSP UNION SQUARE LLC, a Delaware limited liability company (“Buyer”).

WITNESSETH:

WHEREAS, Seller desires to sell or cause to be sold to Buyer all of the Property, and Buyer desires to purchase such Property and to assume all of the Assumed Liabilities, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties hereto hereby agree as follows:

1. Purchase and Sale of Property; Assumption of Liabilities.

(a) Purchase and Sale of Property. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, transfer and assign to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to the Property (defined below). Capitalized terms used herein, and not otherwise defined herein, shall have the meanings set forth in Exhibit A attached hereto.

(b) Property. The term “Property” shall mean all right, title and interest of Seller in the following:

(i) that certain real property located at 550 Geary Street, San Francisco, California, as more particularly described on Exhibit B, being that parcel on which the Hotel (as hereinafter defined) is located together with all easements, rights, privileges, remainders, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of Seller therein, in the streets and ways adjacent thereto and in the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired (the “Land”);

(ii) the hotel known as the Hotel Adagio and related amenities located on the Land (the “Hotel”) and all other buildings, improvements, fixtures and other items of real estate which constitute real property under applicable law located on the Land (the “Improvements”);

(iii) all fixtures (other than those which constitute Improvements), building and construction materials, furniture, furnishings, equipment, machinery, tools, vehicles, appliances, art work and other items of tangible personal property of every kind and nature located on or used in the operation of the Hotel and owned by Seller, including, without limitation, the Consumable Inventory and such other inventory, if any, located at the Hotel and held for sale in the ordinary course of business, television sets, carpets, drapes, rugs, floor coverings, mattresses and pillows, (but excluding all Excluded Property described in Section 1(c)) (“Tangible Personal Property”);

(iv) all intangible personal property owned, licensed or possessed by Seller and used in connection with the ownership, operation, leasing, occupancy or maintenance of the Property, to the extent the same are transferable or the Parties obtain any consent necessary to effectuate such a transfer, including, without limitation, (A) the Authorizations (as defined below), (B) utility and development rights and privileges, business records, plans and specifications, blue prints, architectural plans, engineering diagrams, operating manuals, maintenance records and similar items pertaining to the Hotel (to the extent in the possession or control of Seller), the Improvements and the Personal Property, (C) any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, which was not effective prior to the Effective Date (unless otherwise expressly provided for herein), (D) any trademarks, service marks, copyrights, registrations of same, applications for trademark and service mark registrations, business and trade names or logos, and patents and patent applications that are owned by Seller and used solely in connection with the ownership, occupancy, operation, and/or maintenance of the Property, (E) subject to the provisions of Section 4(e), the guest ledger and all bookings and reservations for guest, conference and banquet rooms or other facilities at the Hotel for future stays as of the Closing, together with all deposits held by Seller with respect thereto, (F) all warranties and guaranties held by Seller with respect to any Improvements or Personal Property, (G) all computer software used at the Hotel (subject to the terms of the applicable license agreement), and (H) all goodwill relating exclusively to the Hotel (the “Intangible Personal Property”);

(v) all contracts, agreements, licenses, indentures, personal property leases and other legally binding arrangements that relate to the use, maintenance, operation, provisioning or equipping of the Hotel, including, without limitation, the Hotel Management Agreement, to the extent it is assigned to Buyer and any reservation service agreement, other than the Equipment Leases (collectively, the “Service Contracts”), and all commitments and orders for the purchase and sale of goods and equipment (including inventory and supplies) and services (including advertising, maintenance and other incidental services) relating to the use, maintenance, operation, provisioning or equipping of the Hotel (collectively, the “Purchase Orders”, and together with the Service Contracts, collectively, the “Contracts”) and if such Contracts require consent of the vendor party in connection with the assignment of such Contracts to Buyer, Seller shall use (and Seller shall cause the Hotel Manager to use) commercially reasonable good faith efforts at Seller’s expense to obtain such consent as of the Closing Date (provided that, upon the Closing, subject to the provisions of Section 3(f) hereof, Buyer shall assume all Contracts, even if such consent has not been obtained);

(vi) all equipment leases that relate to the use, maintenance, operation, provisioning or equipping of the Hotel (collectively, the “Equipment Leases”), together with any security deposits related thereto and if such Equipment Leases require consent of the vendor party in connection with the assignment of such Equipment Leases to Buyer, Seller shall use (and Seller shall cause the Hotel Manager to use) commercially reasonable good faith efforts at Seller’s expense to obtain such consent as of the Closing Date (provided that, upon the Closing, subject to the provisions of Section 3(f) hereof, Buyer shall assume all Equipment Leases, even if such consent has not been obtained); and

(vii) all existing books, print materials, promotional materials, and advertising copy used by Seller exclusively in connection with the operation of the Property, all existing customer and vendor lists and price lists relating exclusively to the operation of the Property (“Books and Records”).

(c) Excluded Property. The Property shall not include any assets other than the Property specifically listed or described in Section 1(b) hereof, and, without limiting the generality of the foregoing, shall expressly exclude the following (collectively, “Excluded Property”):

(i) except for deposits expressly included in Section 1(b) above and subject to the provisions of Section 4(e) hereof (including, without limitation, 4(e)(ix)), all cash on hand or on deposit in any house bank, operating account or other account maintained in connection with the ownership of the Hotel, including, without limitation, any capital, FF&E or other reserves maintained by Seller or the Hotel Manager pursuant to the Hotel Management Agreement or otherwise;

(ii) accounts receivable (subject to Section 4(e)(viii) hereof);

(iii) claims against third parties (including, subject to the provisions of Section 38 hereof, claims for refunds on taxes or other governmental charges) in connection with the Property, but only to the extent relating exclusively to damages suffered by Seller prior to the Closing Date, unless otherwise expressly provided hereunder;

(iv) any fixtures, personal property or equipment owned by (A) the lessors under any Equipment Leases, (B) the supplier or vendor under any other Contracts, (C) any employees, or (D) any guests or customers of the Hotel; and

(v) all of the obligations and liabilities of Seller relating to the Property of every kind and nature whatsoever, primary or secondary, direct or indirect, absolute or contingent, known or unknown, which obligations and liabilities accrue or arise up to the Cut-Off Time, except as otherwise expressly set forth herein (collectively, the “Retained Liabilities”), all of which Retained Liabilities shall be retained by Seller from and after Closing Date.

(d) Assumed Liabilities. Subject to the representations, warranties and covenants of Seller expressly set forth herein, Buyer shall assume on and as of the Closing Date, and shall pay, perform and discharge when due all of the obligations and liabilities relating to the Property and the operation of the Hotel of every kind and nature whatsoever, primary or secondary, direct or indirect, absolute or contingent, known or unknown, which obligations or liabilities accrue and arise after the Cut-Off Time, excluding the Retained Liabilities (collectively, the “Assumed Liabilities”).

Except as otherwise expressly set forth herein (including Section 12 hereof), Buyer’s obligations under this Section 1(d) shall not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any agreement or document delivered in connection herewith or any right or alleged right to indemnification hereunder.

2. Purchase Price. Subject to adjustment as expressly herein provided, at the Closing, Buyer shall pay, as the total purchase price for the Property (the “Purchase Price”), Forty Two Million Two Hundred Fifty Thousand and No/100 Dollars ($42,250,000.00)], payable as follows:

(a) Deposit. Within two (2) Business Days following the date hereof, Buyer shall cause the amount of One Million and No/100 Dollars ($1,000,000.00) (the “Initial Deposit”) to be deposited with Terra Nova Title & Settlement Services, authorized agent for First American Title Insurance Company (the “Title Company” or “Escrow Agent”). If Buyer does not elect to terminate this Agreement pursuant to Section 3(e), Buyer shall deposit an additional One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) (the “Additional Deposit”) with the Escrow Agent within five (5) days following the expiration of the Inspection Period (as such term is defined in Section 3(e)). The Initial Deposit and the Additional Deposit are hereinafter collectively referred to as the “Deposit.” The Deposit shall be held by the Escrow Agent pursuant to the provisions of Section 2(b) hereof. The Initial Deposit is fully refundable to Buyer in Buyer’s sole discretion for any reason if prior to the expiration of the Inspection Period, Buyer delivers written notice to Seller that Buyer has elected to terminate this Agreement; however, in the event that Buyer does not deliver written notice to Seller prior to the expiration of the Inspection Period that Buyer has elected to terminate this Agreement, the Initial Deposit and the Additional Deposit shall thereafter be non-refundable to Buyer except as otherwise expressly provided in this Agreement. Without limiting the foregoing, contemporaneously with the execution and delivery of this Agreement, Buyer has paid or agrees to pay to Seller as further consideration for this Agreement, in cash, the sum of One Hundred Dollars ($100.00) (the “Independent Consideration”), in addition to the Deposit and the Purchase Price. The Independent Consideration is independent of any other consideration provided hereunder, shall be fully earned by Seller upon the Effective Date of this Agreement, and is not refundable under any circumstances.

(b) Interest; Escrow Provisions.

(i) The Deposit shall be held by Escrow Agent until the Closing, or earlier termination of this Agreement, or earlier joint direction of Seller and Buyer (the “Parties”). Escrow Agent shall pay or apply the Deposit in accordance with this Section 2(b). Any interest earned on the Deposit shall become a part of the Deposit and Buyer shall receive a credit for such interest against the Purchase Price if it is paid to Seller at Closing, and the Party receiving such interest or the credit for such interest, as the case may be, shall pay any income taxes thereon. At the Closing, the Deposit shall be paid by Escrow Agent to Seller, or otherwise at the direction of such Parties, as set forth below.

(ii) Escrow Agent shall release or disburse the Deposit pursuant to the following provisions: (1) to the notifying Party upon receipt of written demand therefor, stating that this Agreement has been terminated and as a result of such termination the notifying Party is entitled under this Agreement to such Deposit; provided, however, that Escrow Agent shall not honor such demand until more than ten (10) days after the Escrow Agent has sent a copy of such demand to the other Party, nor thereafter if the Escrow Agent shall have received written notice of objection from the other Party in accordance with the provisions of this Section 2(b)(ii); (2) upon receipt by Escrow Agent of a written demand for such Deposit by the notifying Party pursuant to this Section 2(b)(ii), Escrow Agent shall promptly send a copy thereof to the other

Party. The other Party shall have the right to object to the delivery of such Deposit by delivering written notice of such objection to Escrow Agent at any time within seven (7) days of its receipt of such notice from Escrow Agent, but not thereafter. Such notice shall set forth the basis for objecting to the delivery of such Deposit. Upon receipt of such notice, Escrow Agent shall promptly send a copy thereof to the Party who filed the written demand; (3) in the event Escrow Agent shall have received the above-provided notice of objection within the time therein prescribed, the Escrow Agent shall continue to hold such Deposit until (x) the Escrow Agent receives written notice signed by all Parties directing the disbursement of such Deposit, in which case Escrow Agent shall then disburse such Deposit in accordance with such direction, or (y) in the event of litigation between the Parties with respect to this Agreement, Escrow Agent shall deposit such Deposit with the clerk of the court in which such litigation is pending, or (z) the Escrow Agent shall be entitled to take such affirmative steps as the Escrow Agent may, at the Escrow Agent’s option, elect in order to terminate the Escrow Agent’s duties as Escrow Agent with respect to the Deposit, including, but not limited, to deposit such Deposit in court and an action in interpleader, the costs thereof to be borne by whichever is the losing Party in such litigation; (4) in the event that Escrow Agent shall be uncertain as to the Escrow Agent’s duties or rights hereunder, or shall receive instructions from the Parties which, in the Escrow Agent’s opinion, are in conflict with any of the provisions hereof, the Escrow Agent shall be entitled to hold and disburse such Deposit as set forth above and may decline to take any other action.

(iii) The Parties acknowledge that Escrow Agent: (x) is acting solely as a stakeholder at their request and for their convenience, (y) shall not be deemed to be the agent of any of the Parties hereto and (z) shall not be liable to any of the Parties hereto for any act or omission on its part unless taken or suffered in bad faith, or willful disregard of this Agreement or involving gross negligence. The Parties shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, or willful disregard of this Agreement or involving gross negligence on the part of Escrow Agent.

(iv) Escrow Agent shall invest the Deposit in savings accounts, United States Treasury Bills, certificates of deposit and/or other money market instruments in the manner jointly directed by the Parties, or if the Parties so direct, Escrow Agent shall not invest the Deposit. In the event such joint directions are not issued, Escrow Agent shall invest such Deposit in United States Treasury Bills or in such other investment as is typically made by Escrow Agent for similar escrows. Escrow Agent shall not be liable for any losses suffered in connection with any such investment and shall have no obligation to obtain the best, or otherwise seek to maximize, the rate of interest earned on any such investment. Any fees or charges in connection with such investment shall be paid out of the amounts held in escrow before any other payments shall be required to be made from such accounts.

(v) Upon any delivery of the Deposit in accordance with this Section 2(b), Escrow Agent shall be relieved of all liability, responsibility or obligation with respect to, or arising out of, such Deposit and the escrow relating thereto. Following the delivery of the Deposit after a termination of this Agreement, Escrow Agent shall be relieved of all liability, responsibility or obligation under this Agreement. Escrow Agent shall not be bound by any modification to this Section 2(b) unless Escrow Agent shall have agreed to such modification in writing.

(vi) Escrow Agent shall be entitled to rely or act upon any notice, instrument or document believed by Escrow Agent to be genuine and to be executed and delivered by the proper person, and shall have no obligation to verify any statements contained in any notice, instrument or document or the accuracy or due authorization of the execution of any notice, instrument or document.

(vii) Escrow Agent shall be entitled to retain attorneys of its choice in connection with this escrow or any dispute which may arise hereunder.

(viii) Escrow Agent has acknowledged agreement to the foregoing provisions of this Section by signing the place indicated on the signature page of this Agreement.

(c) Cash at Closing. The balance of the Purchase Price, subject to adjustment for prorations and apportionments as provided herein, shall be paid at Closing in immediately available U.S. funds by wire transfer as more particularly set forth in Section 4 below.

(d) Allocation. On or before the Closing, Seller and Buyer shall agree as to how the Purchase Price (and all other capitalizable costs) shall be allocated among the Property. Such allocation shall be used for all purposes (including financial accounting and tax purposes). Notwithstanding the foregoing, Buyer and Seller agree that any allocation to FF&E will not exceed Seller’s book basis in such assets.

3. Title and Inspection Period.

(a) Survey. Buyer acknowledges that it has received a copy of Seller’s most recent survey dated August 31, 2006 and prepared by KCA Engineers (“Seller’s Survey”).

(i) Prior to the Closing, Buyer may obtain, at its sole cost and expense, a commitment for an owner’s policy of title insurance, and/or one or more updates thereto (the “Title Commitment”), with respect to the Land, indicating the Title Company’s commitment to issue to Buyer at Closing, upon the satisfaction of the conditions set forth therein, an ALTA Standard Owner’s Policy of Title Insurance in the amount of the Purchase Price, or in the amount allocable to the Land if the Parties have agreed upon a Purchase Price allocation in accordance with Section 2(d) (the “Title Policy”), with such Title Commitment setting forth the status of title to the Land and showing liens, claims, encumbrances, easements, rights-of-way, encroachments, reservations, covenants, conditions and restrictions and other matters of record affecting the Land, together with copies of all recorded documents referred to in the Title Commitment as exceptions to title to the Land (the “Title Documents”). If obtained, Buyer shall provide Seller with a copy of the Title Commitment.

(ii) Prior to the Closing, Buyer may obtain, at Buyer’s sole cost and expense, a current survey or an update to Seller’s Survey and/or one or more updates thereto (the “Survey”). If obtained, Buyer shall provide Seller with a copy of the Survey.

(b) Condition of Title. Title to the Land shall be delivered to Buyer, and Buyer agrees to accept such title at the Closing, subject only to the following (the “Permitted Exceptions”):

(i) All matters shown on Seller’s Survey (the “Existing Survey Exceptions”);

(ii) Zoning and building regulations, insurance and rating codes and regulations, ordinances and requirements and any other laws, regulations or ordinances affecting the Property or its use adopted by any authority having jurisdiction over the Property and the use thereof;

(iii) All presently existing and future liens for unpaid taxes, impositions and assessments not due and payable as of the Closing, subject to adjustment as herein provided;

(iv) All exceptions to title approved or deemed approved by Buyer in accordance with Section 3(c);

(v) If Buyer does not obtain a Survey (and the Title Company determines that the Seller’s Survey alone or in connection with a “no change” affidavit is insufficient to permit the Title Company to insure over any survey exception in the Title Commitment), such state of facts as would be disclosed by an accurate or current survey of the Property (it being acknowledged and agreed that this clause (v) shall not be deemed to affect Buyer’s right to make Objections to matters shown on the Seller’s Survey or any Survey obtained by Buyer in accordance with the provisions of Section 3(c) hereof);

(vi) Any lien or encumbrance arising out of the acts of Buyer; and

(vii) The effect of any special taxing or assessment districts.

(c) Title Objections. On or before June 23, 2011 (the “Objection Period”), Buyer shall notify Seller of any items in the Title Commitment and/or Survey (other than those items identified in Sections 3(b)(i) through 3(b)(vii)) which are unsatisfactory to Buyer in Buyer’s sole and absolute discretion (the “Objections”). Except to the extent that Buyer timely notifies Seller of any Objections in accordance with the foregoing, any exceptions to title that are shown in Schedule B of the Title Commitment or on the Survey (other than Mandatory Cure Liens) shall be deemed to have been approved by Buyer and shall be Permitted Exceptions for all purposes of this Agreement. Buyer shall have the right to have one or more updates prepared of the Title Commitment and/or the Survey from time to time, at Buyer’s sole cost and expense. If, prior to the Closing Date, additional title exceptions that were not previously reported in the Title Commitment or shown on the Survey are shown on an update of the Title Commitment or the Survey, Buyer will notify Seller, within five (5) Business Days after Buyer shall have received such update to the Title Commitment and/or Survey, as the case may be, or by the Closing Date (whichever is sooner) (the “New Objection Period”), of any Objections that Buyer may have to such additional title exceptions. To the extent Buyer fails to notify Seller within the New Objection Period of any Objections, all such matters (other than Mandatory Cure Liens) set forth in the applicable update of the Title Commitment or on the applicable update of the Survey shall be deemed Permitted Exceptions. Seller may, but, except as otherwise expressly provided herein, shall not be obligated to, elect to cure any or all of such Objections, to Buyer’s and the

Title Company’s reasonable satisfaction. Seller shall give notice to Buyer on or before the expiration of ten (10) Business Days following the date of Buyer’s timely delivery to Seller of notice of any such Objection as aforesaid (and if such period extends past the Closing Date, the Closing Date shall be automatically extended to allow for such ten (10) Business Day period) stating whether Seller agrees to cure such Objection prior to the Closing or such extension thereof, if applicable (the “Seller’s Response Period”). If Seller timely elects to cure such Objection, Seller shall, prior to the Closing Date (provided that Seller shall have the right to extend the Closing Date by not more than thirty (30) days in the aggregate if reasonably necessary to accomplish the cure of any one or more Objections hereunder by providing written notice to Buyer thereof at least five (5) Business Days prior to the then scheduled Closing Date), diligently prosecute such cure to completion. If Seller fails timely to give such notice as aforesaid, then Seller shall be conclusively deemed to have elected not to cure such Objection. If Seller elects (or is deemed to have elected) not to cure any such Objection, then this Agreement shall terminate and Buyer shall be entitled to return of the Initial Deposit and any Additional Deposit, if any has been made by Buyer, (together with any interest accrued thereon), unless Buyer waives such Objection, in writing, within five (5) Business Days after the date upon which Seller shall have elected (or shall be deemed to have elected) not to cure such Objection, as aforesaid, in which event, the purchase and sale contemplated hereby shall close as scheduled with no adjustment to the Purchase Price and such waived Objections shall become Permitted Exceptions for all purposes under this Agreement. Notwithstanding the foregoing, Seller shall, on or prior to the Closing Date (or such extension thereof, if applicable), pay, discharge or cause to be paid or discharged, and deliver the appropriate documents to the Title Company, to cause the Title Company to remove of record, at Seller’s sole cost and expense, any monetary liens or encumbrances (i) that Seller has caused to be placed on the Property or arise out of the acts of Seller or (ii) that constitute any mortgage or deed of trust liens, construction or mechanics’ liens, tax liens or other liens or charges in a fixed sum created or arising by, through or under Seller or capable of computation as a fixed sum that encumber the Land or Improvements (such actions shall include obtaining a pay-off letter and leaving a portion of the Purchase Price in escrow to satisfy such monetary liens) ((i) and (ii) collectively, “Mandatory Cure Liens”). Notwithstanding the foregoing, if Seller elects not to pay, discharge or cause to be paid or discharged any such mechanics’ liens, tax liens or other liens or charges as set forth above because there exists a good faith dispute as to the existence and/or amount of any such lien(s), the Seller may cause the Title Company to insure over any such lien in a manner reasonably acceptable to Buyer and Title Company until such time as the dispute can be resolved and such action by Seller shall have the same force and effect as causing any such lien to be paid or discharged and shall constitute full satisfaction of the obligations of Seller hereunder, provided that the same does not result in any additional cost or liability (whether fixed, contingent or otherwise) to Buyer or the Property.

(d) Title Insurance. At Closing, Seller shall pay the standard premium required for the Title Company to issue the CLTA standard portion of the Title Policy insuring that title to the Land is vested in Buyer subject to the Permitted Exceptions. Buyer shall be entitled to request that the Title Company provide, at Buyer’s sole cost and expense, endorsements to the Title Policy as Buyer may reasonably require including extended coverage, provided that such endorsements shall be at no cost or additional liability to Seller, but shall be at Buyer’s sole cost and expense, and that Closing shall not be delayed as a result of Buyer’s request. Notwithstanding the foregoing, Buyer may elect to obtain a title insurance policy in a form other than as set forth above in Section 3(a)(i) or from a title company other than the Title Company, provided that the Closing shall not be delayed as a result of such election.

(e) Inspection Period.

(i) Inspection. At any time following the Effective Date through and including 11:59 p.m. on June 30, 2011 (such period, the “Inspection Period”), Buyer may notify Seller in writing that Buyer elects in its sole and absolute discretion, for any reason whatsoever, to terminate this Agreement. If Buyer does not notify Seller on or prior to the expiration of the Inspection Period of its election to terminate this Agreement, then Buyer shall have no further right to terminate this Agreement under this subparagraph (e)(i). If Buyer terminates this Agreement on or prior to the end of the Inspection Period as aforesaid, the Initial Deposit (together with any interest accrued thereon) shall be promptly refunded to Buyer, and neither Party shall have any further obligations hereunder except pursuant to the provisions which expressly survive such termination. Buyer shall have reasonable access to true and correct copies of all Contracts, Equipment Leases, Authorizations, Books and Records and other files, documentation, agreements and other information in the possession or control of Seller or Seller’s agents or affiliates related to the ownership, operation, management, use and occupancy of the Property and Buyer shall have the right to inspect and/or make copies of the same. In addition, throughout the Inspection Period, Seller shall provide Buyer with reasonable access to employees and representatives of Seller and its agents and affiliates knowledgeable about the Hotel and Property. Buyer and Buyer’s agents and contractors shall have the right, at its own risk, cost and expense, to enter upon the Property for the purpose of making surveys or other tests, inspections, investigations and/or studies (which may include, without limitation, invasive testing and/or borings) of all or any part of the Property at reasonable times and upon reasonable prior notice to Seller throughout the Inspection Period, and unless this Agreement is otherwise terminated, from and after the expiration of the Inspection Period and until the Closing. In connection with the foregoing, Seller shall be entitled to accompany Buyer and its agents on any such permitted interviews and testing. Buyer’s right of inspection of the Property shall be subject to any Hotel guests or licensees or other users or occupants of the Hotel. Prior to any such inspection, Buyer shall deliver to Seller certificates reasonably satisfactory to Seller evidencing that Buyer’s consultants and agents carry and maintain such general liability insurance policies with such companies and in such scope and amounts as are acceptable to Seller in its reasonable discretion. Buyer hereby indemnifies and agrees to defend and hold Seller harmless from and against all loss, cost (including, without limitation, reasonable attorneys’ fees), claim or damage arising out of, resulting from, relating to or in connection with or from any such inspection by Buyer or its agents, except to the extent such claim or damage was caused by Seller or Seller’s agents; provided, however, in no event shall Buyer be liable for consequential or punitive damages under this Section 3(e)(i). The provisions of this Section 3(e)(i) shall survive the termination of this Agreement or the Closing.

(ii) Disclosure Schedules. The parties acknowledge that this Agreement is being executed and delivered by the parties hereto without the disclosure schedules called for in this Agreement (the “Disclosure Schedules”). Seller shall use commercially reasonable efforts to deliver the Disclosure Schedules on or before June 20, 2011. Upon the expiration of the Inspection Period, if Buyer does not elect to terminate this Agreement, Buyer will accept the Disclosure Schedules by executing and delivering to Seller a written acknowledgement of such acceptance.

(f) Equipment Leases. To Seller’s knowledge, all Equipment Leases and Contracts have been or will be disclosed to Buyer pursuant to the applicable Schedules referenced in Section 6 hereof. Buyer agrees to assume all such scheduled Equipment Leases and Contracts that remain in full force and effect and free from any default(s) up to the Closing Date; provided however, that if Seller obtains knowledge that a default has occurred in connection with any such scheduled Equipment Lease and /or Contract at any time prior to the Closing Date or if Seller becomes aware of any additional Equipment Leases and/or Contracts that have not been previously scheduled, then Seller shall immediately notify Buyer as to either or both of such events and Buyer shall, within five (5) days of such disclosure, advise Seller if Buyer elects not to assume any such defaulted or additional Equipment Lease or Contract disclosed by Seller as set forth above (each, an “Excluded Contract”). As to any such Excluded Contract, Seller shall terminate such Excluded Contract on or prior to the Closing, the same shall constitute a Retained Liability and Excluded Matter hereunder, and, in the case of any Excluded Contract which is an Equipment Lease, the equipment subject to such Equipment Lease shall constitute an Excluded Matter and shall be removed from the Hotel on or before the Closing Date.

4. Closing.

(a) Closing Date. The closing (the “Closing”) of the purchase and sale of the Property shall be held at the offices of Escrow Agent, located in Washington, DC, at 10:00 a.m., local time, on July 8, 2011 (the “Scheduled Closing Date”), or at such other time and on such other date as the parties hereto mutually agree. The date on which the Closing shall occur is hereinafter referred to as the “Closing Date.” Seller and Buyer shall cooperate to effect the Closing through an escrow with the Escrow Agent.

(b) Buyer’s Deliveries. At the Closing, subject to and on the terms and conditions set forth in this Agreement, Buyer shall deliver to Seller by wire transfer, to a bank account designated in writing by Seller, immediately available funds in an amount equal to the balance of the Purchase Price, together with a duly executed (and acknowledged, if required) counterpart of each of the following documents and other items set forth in this Section 4(b): (i) a counterpart of each of the instruments described in Section 4(c)(iii), (xv), (xvi), and (xix) hereof, (ii) such other documents or instruments as may be reasonably requested by Seller or Title Company to effectuate the transactions contemplated by this Agreement, (iii) certified copies of resolutions duly adopted by Buyer’s board of managers authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and (iv) a duly executed original certificate of Buyer, certifying to Seller that, except as set forth therein, all of Buyer’s representations and warranties set forth herein are true and correct in all material respects as of the Closing as if made on the Closing Date.

(c) Seller’s Deliveries. At the Closing, subject to and on the terms and conditions set forth in this Agreement, Seller shall deliver or cause to be delivered to Buyer, a duly executed (and acknowledged, if required) counterpart of each of the following documents and other items set forth in this Section 4(c): (i) a grant deed (“Deed”) in the form attached hereto as Exhibit E, conveying fee simple title to the Land, together with the Hotel and Improvements, in form sufficient for recording in the applicable real property records, (ii) a bill of sale and assignment and assumption of documents in the form attached hereto as Exhibit C, dated as of the Closing Date, conveying to Buyer the Personal Property and Books and Records, (iii) an assignment and assumption in the form attached hereto as Exhibit D assigning the Authorizations, Contracts, and Equipment Leases to be assigned to Buyer at the Closing hereunder, subject to the provisions of Section 3(f) hereof, (iv) Seller’s title affidavit (including a customary gap indemnity), and such other instruments in form and substance reasonably acceptable to Title Company, as may be necessary in order to cause the Title Company to issue the Title Policy insuring Buyer’s title to the Property subject only to Permitted Exceptions, (v) a certificate to the effect that Seller is not a foreign person in the form attached hereto as Exhibit F, and any corresponding state and local form required, including but not limited to, a California 593-C Withholding Certificate, (vi) such other documents or instruments as may be reasonably requested by Buyer or the Title Company to effectuate the transactions contemplated by this Agreement, (vii) to the extent within the possession or reasonable control of Seller, (a) originals of the Contracts, Equipment Leases and the books and records relating to the Property and the Hotel (including, without limitation, the Books and Records), (b) combinations to safes, keys, codes and passcards relating to the operation of the Hotel and forming part of the Personal Property, (c) a set of guest registration cards, (d) a list of advance room reservations and functions, (e) a list of Seller’s outstanding accounts receivable as of midnight on the date prior to the Closing, (f) the guest lists for the Hotel, (g) all phone numbers used in the operation of the Hotel, (h) all directories and all master keys to all locks located at the Hotel, and (i) a certificate or registration of title for any owned motor vehicle or other Personal Property which requires such certification or registration, conveying such vehicle or such other Personal Property to Buyer, if any (delivery of the foregoing items at the Hotel on the Closing Date shall constitute compliance with this Section 4(c)(vii)), (viii) copies of resolutions duly adopted pursuant to Seller’s operating agreement authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, (ix) Seller’s articles of organization and certificate of good standing from the Secretary of State of Delaware, (x) Seller’s certificate of authority from the Secretary of State of California, (xi) such other evidence as Buyer or Title Company may reasonably require of Seller’s authorization to sell the Property; (xii) the originals, or, if unavailable, copies of all and material governmental approvals relating to the Property, if any, including, without limitation, the current certificates of occupancy for the Hotel and the Authorizations, (xiii) notices, if required, to the counter-parties to the Contracts, and Equipment Leases to be assigned to Buyer hereunder, in accordance with such Contracts and Equipment Leases, respectively, advising of the Closing, transfer of security, if applicable, and directing all future communications and payments, as the case may be, be sent to Buyer, (xiv) duly executed and acknowledged resale certificates or other exemption certificates which are applicable to sales taxes, if any, on the transfer of Personal Property, (xv) a Closing Statement (hereinafter defined) reflecting the Purchase Price, and the adjustments and prorations required hereunder and the allocation of income and expenses required hereby; (xvi) a real estate transfer tax statement required to evidence the payment of any tax imposed by any state, county or municipality together with any change of ownership statements required of sellers of real property under applicable law; (xvii) a duly executed original certificate of Seller, certifying to Buyer that, except as set forth therein, all of Seller’s representations and warranties set forth herein are true and correct in all material respects as of the Closing as if made on the Closing Date; (xviii) the Manager Estoppel; and (xix) and an Assignment and Assumption of Management Agreement which shall be mutually acceptable to Buyer, Seller and Hotel Manager. In connection with clause (xviii) of this Section 4(c), Buyer and Seller will agree upon a mutually acceptable form of Manager Estoppel on or before the expiration of the Inspection Period (which shall, in any event, include Manager’s consent to the assignment of Seller’s interest in and to the Hotel Management Agreement to Buyer, or Buyer’s designee, at Closing (without a termination or other transfer fee in respect thereto) and waiver of any right of first offer, first refusal or other applicable option to purchase the Property or similar right in connection with the consummation of the transactions contemplated by this Agreement.

(d) Closing Costs.

(i) General Costs. Except as is expressly provided in this Agreement, each party hereto shall pay its own legal fees and expenses. Except as otherwise expressly herein provided, Seller shall pay such other closing costs as are customarily assumed by the Seller in the jurisdiction in which the Property is located. Except as otherwise expressly herein provided, Buyer shall pay such other closing costs that are customarily assumed by the Buyer in the jurisdiction in which the Property is located. Seller and Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of tax laws. Buyer and Seller shall also cooperate in providing each other with appropriate resale exemption certifications and other similar tax and fee documentation. Seller shall pay for the costs associated with the satisfactions of any mortgages and other financing obtained by Seller encumbering the Property, with termination of any outstanding Uniform Commercial Code financing statements in connection with such mortgages or other financing, and for any costs associated with any other lien satisfactions or other corrective instruments. Seller shall pay one half ( 1/2) of any closing costs of the Escrow Agent. Buyer shall pay the incremental premium charged by the Title Company for the ALTA extended coverage portion of the Title Policy and the cost of all endorsements to the Title Policy and Seller shall pay the standard premium charged by the Title Company for the CLTA standard coverage portion of the Title Policy. Buyer shall pay the cost of obtaining a new survey or updating the Survey and all costs related to or associated with financing of the purchase of the Property, if applicable. Buyer shall pay one half ( 1/2) of any closing costs of the Escrow Agent. Seller shall pay all sales and use taxes, if any, due and payable in connection with the transfer of the Personal Property. Buyer shall pay recording charges in connection with the recordation of the Deed.

(ii) Transfer Taxes. Seller shall pay any and all documentary stamp taxes and any state, county and city transfer taxes and transfer fees on the sale of the Property. Buyer shall pay any mortgage recording tax, if any, in connection with the loan financing, if any, on its purchase of the Property at Closing.

(e) Prorations and Items to be Prorated. The following provisions shall govern the adjustments and prorations that shall be made at Closing and the allocation of income and expenses from the Property between Seller and Buyer. Except as expressly provided in this Section 4(e), all items of operating revenue and operating expense of the Property, with respect to the period prior to 12:00:01 a.m. (the “Cut-Off Time”) local time at the Hotel on the Closing Date, shall be for the account of and paid by Seller and all items of operating revenue and operating expense of the Property with respect to the period after the Cut-Off Time, shall be for the account of and paid by Buyer. The net amount of all adjustments and prorations made in accordance with this Section 4(e) shall be added to (if such net amount is in Seller’s favor) or deducted from (if such net amount is in Buyer’s favor) the Purchase Price payable at Closing.

(i) Taxes.

(1) All unpaid real estate taxes, personal property taxes and other assessments on the Property shall be prorated at Closing. Seller shall be responsible for all real property taxes and personal property taxes and other assessments for the tax periods prior to the Closing Date, and Buyer shall be responsible for all real property taxes and personal property taxes and other assessments for the tax periods from and after the Closing Date; however if any special improvement assessments on the Property are payable in installments, then the installments (including the current installment) shall be prorated as of the Cut-Off Time (with Buyer assuming the obligation to pay any installments payable after the Closing). If the real property tax rate, personal property tax rate or any assessment has not been set for the tax year in which the Closing occurs, then the proration of such real property tax, personal property tax or assessment shall be based on the tax bill for the preceding tax year for such tax or assessment which has not been set for the tax year in which the Closing occurs, and such proration shall be adjusted between Seller and Buyer upon presentation of written evidence that the actual taxes or assessment paid (determined as of the date such taxes or assessment are actually paid) for the tax year in which the Closing occurs differ from the amounts used at Closing and in accordance with Section 4(e)(xii). Seller shall consult with Buyer regarding any assessment for real property taxes for the tax year in which the Closing occurs. The amount of any tax refunds (net of attorneys’ fees and other costs reasonably incurred by Seller in seeking such a reduction) with respect to any portion of the Property for all tax years prior to the tax year in which the Cut-Off Time occurs shall be allocated entirely to Seller and Buyer agrees to reasonably cooperate with Seller in obtaining such refund and/or immediately delivering to Seller any such refund that Buyer may receive, on Seller’s behalf, at any time subsequent to the Closing. The amount of any tax refunds (net of attorneys’ fees and other costs reasonably incurred by any Person in seeking such a reduction) with respect to any portion of the Property for the tax year in which the Cut-Off Time occurs shall be apportioned between Seller and Buyer in the same manner as unpaid real estate taxes, personal property taxes and other assessments on the Property.

(2) The parties acknowledge that certain taxes accrue and are payable to the various local governments by any business entity operating a hotel and its related facilities. Included in those taxes may be business and occupation taxes, retail sales and use taxes, gross receipts taxes, and other special lodging or hotel taxes. For purposes of this Agreement, all of such taxes (expressly excluding taxes and assessments covered by Section 4(e)(i)(1) above, corporate franchise taxes, and federal, state, and local income taxes) (hereinafter referred to as “Operational Taxes”) shall be allocated between Seller and Buyer such that those attributable to the period prior to the Cut-Off Time shall be allocable to Seller and those attributable to the period from and after the Cut-Off Time shall be allocable to Buyer (with the attribution of such taxes hereunder to be done in a manner consistent with the attribution under this Agreement of the applicable revenues on which such taxes may be based). Seller shall be solely responsible for payment of the Operational Taxes with respect to the period prior to the Cut-Off Time, and Buyer shall be solely responsible for payment of such Operational Taxes with respect to the period after the Cut-Off Time.

(ii) Hotel Reservations and Revenues.

(1) Reservations. On the Closing Date, Seller shall provide Buyer with its schedule of confirmed reservations for dates subsequent to the Closing Date, which schedule shall list the party for whose benefit the reservation was made, the amount of deposit thereunder, the amount of any room rental deposits, and the amount of any other deposits made for advance reservations, banquets or future services to be provided after the Closing Date. Buyer will honor (or cause Hotel Manager to honor), for its account, all pre-Closing Date reservations as so confirmed by Seller for dates subsequent to the Closing Date at the rate or price previously agreed to by Seller (so long as such rates conform to customary rates charged by Seller). Buyer shall receive a credit against the Purchase Price at Closing in the amount of all prepayments or deposits disclosed in such schedule.

(2) Guest Revenues. Seller shall receive a credit for, and Buyer shall purchase from Seller, the guest ledger. Such credit shall equal the amount of the accounts receivable (or 50% thereof in the case of the final night’s room revenue, including any sales taxes, room taxes and other taxes charged to guests in such rooms, all parking charges, sales from mini-bars, in-room food and beverage, telephone, facsimile and data communications, in-room movie, laundry, and other service charges allocated to such rooms with respect to the night), less credit card charges, travel company charges and similar commissions. Revenues from guest rooms in the Hotel occupied on the night containing the Cut-Off Time, including any sales taxes, room taxes and other taxes charged to guests in such rooms, all parking charges, sales from mini bars, in room food and beverage, telephone, facsimile and data communications, in room movie, laundry, and other service charges allocated to such rooms with respect to the night containing the Cut-Off Time shall be divided equally between Seller and Buyer; provided, however, that to the extent the times at which food and beverage sales, telephone, facsimile or data communication, in room movie, laundry, and other services are ordered by guests can be determined, the same shall be allocated between Seller and Buyer based on when orders for the same were received, with orders originating prior to Cut-Off Time being allocable to Seller, and orders originating from and after the Cut-Off Time being allocable to Buyer. All other revenues from restaurants, lounges, vending machines, laundry machines, pay telephones and other coin-operated equipment and other service operations conducted at the Property shall be allocated based on whether the same accrued before or from and after the Cut-Off Time as described in the preceding sentence, and Seller shall separately record sales occurring before and from and after the Cut-Off Time.

(iii) Banquet and Meeting Room Revenues. Revenues from conferences, receptions, meetings, and other functions occurring in any conference, banquet or meeting rooms in the Hotel, including usage charges and related taxes, food and beverage sales, valet parking charges, equipment rentals, and telecommunications charges, shall be allocated between Seller and Buyer, based on when the function therein commenced, with (i) one-day functions commencing prior to the Cut-Off Time being allocable to Seller; (ii) one day functions commencing from and after the Cut-Off Time being allocable to Buyer; and (iii) multi day functions that include periods both before and after the Cut-Off Time being prorated between Seller and Buyer according to the period of time before and from and after the Cut-Off Time.

(iv) Unredeemed Gift Certificates and Vouchers. Buyer shall receive a credit against the Purchase Price at Closing in the amount of the face value of all paid for vouchers, gift certificates and other promotional materials (together, the “Vouchers”) which may be used as full or partial payment for any Hotel service including, room rentals, food and beverage service, or any other item either borne directly by the owner of the Hotel or which is reimbursable by the owner of the Hotel (i.e., if a gift certificate can be used to pay for items in the Hotel gift shop). The parties also agree that no credit shall be given for any complimentary Vouchers. Seller shall request that Hotel Manager deliver to Buyer five (5) Business Days prior to the Closing Date a list of all such Vouchers.

(v) Utilities and Insurance. Buyer shall be responsible for all dealings with utility service providers with respect to any actions to change over accounts to Buyer as of the Closing Date. All charges for utilities shall be prorated as of the Cut-Off Time. In the event the actual amounts for such charges for utilities or telephone calls are not known as of the Closing Date or cannot be billed separately to the responsible party, such charges shall be prorated between the Parties as of the Cut-Off Time once the actual amounts thereof become known. Seller shall receive a credit for all deposits transferred to Buyer or which remain on deposit for the benefit of Buyer with respect to such utility contracts, otherwise such deposits shall be refunded to Seller. If necessary, at the request of Buyer, Seller shall complete the customary forms required by any telephone company or telephone company service provider to assign the Property’s existing telephone numbers to Buyer. Any fees payable by the owner of the Hotel in respect of the insurance policies maintained by Hotel Manager for the Property shall be prorated as of the Cut-Off Time. The parties shall request that Hotel Manager add Buyer as an additional named insured on any such insurance policies as of the Closing Date.

(vi) Authorizations. Permit and license fees of assignable Authorizations, if any, shall be prorated as of the Cut-Off Time. Seller shall receive a credit for all deposits made by Seller under the Authorizations which are transferred to Buyer or which remain on deposit for the benefit of Buyer.

(vii) Service Agreements; Employment Matters. Fees and other amounts, including accrued employee expenses, payable and/or accrued under the Hotel Management Agreement and payments due under the other Contracts and Equipment Leases in the name of Seller shall be prorated as of the Cut-Off Time. Seller shall be required to pay or cause to be paid (or reimbursed to Hotel Manager) or credit to Buyer at the Closing any accrued or earned wages, vacation pay, sick pay, bonuses, pension, profit-sharing and welfare benefits and other compensation and fringe benefits, as applicable, of all persons employed at the Property on or before the Closing Date, including any employment taxes or other fees or assessments attributable thereto. The parties further agree that with respect to sick pay and vacation pay, at the end of the calendar year in which the Closing occurs, Buyer shall reimburse Seller for all unused sick pay and/or vacation pay credited to Buyer at Closing which did not carry over to the following calendar year.

(viii) Accounts Receivable. Accounts receivable shall be identified as of the Cut-Off Time. Seller shall receive a credit for, and Buyer shall purchase from Seller, all accounts receivable (other than the guest ledger, which shall be purchased in accordance with Section 4(e)(ii)(2)) that are less than ninety (90) days past due. Such credit shall equal the amount of the accounts receivable, less credit card charges, travel company charges and similar commissions. To the extent Buyer receives, after Closing, payment on account of such account receivables from the account debtors that owed accounts receivable as described in this paragraph, and to the extent that such payment exceeds (in the aggregate) the credit received by Seller and apportioned to the accounts receivable of such account debtors, then Buyer shall immediately remit such amount (net of travel agent commissions or credit card company charges for payment of such claims) to Seller and, without limiting the foregoing, the same shall be included as part of the post-Closing reconciliation of apportionments. Subject to the following sentence, all accounts receivable and credit card claims for goods and services furnished prior to the Cut-Off Time that are not so purchased by Buyer shall remain the property of Seller and, to the extent Buyer receives any payments on account thereof after Closing (A) if the applicable account debtor who makes such payment then owes payment on one of Seller’s accounts receivable and no accounts receivable of Buyer, then Buyer shall immediately remit such amount (net of travel agent commissions or credit card company charges for payment of such claims) to Seller, and (B) if the applicable account debtor who makes such payment then owes payment on accounts receivable owing to Buyer and to Seller, such payments (net of travel agent commissions or credit card company charges for payment of such claims) shall be applied to pay accounts receivable in order of priority from the least-aged to the most-aged, unless such payment specifically identifies the particular accounts receivable for which it is being paid and then such specific identification shall govern. The foregoing shall apply to past due or accruing room rents and other customary Hotel charges including the guest and city ledgers.

(ix) Bank Accounts, Inventory and Seller’s Deposits. Buyer and Seller shall mutually agree upon the aggregate amount of cash in the house bank accounts, house banks and cash on hand as of the Closing Date (the “Aggregate Cash Amount”). At the Closing, Seller shall be credited with the Aggregate Cash Amount, including without limitation any account held by Hotel Manager under the Hotel Management Agreement, to the Cut-Off Time. All transferable deposits of Seller made for maintenance or service contracts, licenses, or otherwise, shall be credited to Seller at Closing. In this regard, the Parties shall arrange to have all such accounts and deposits transferred to Buyer at Closing. Seller shall receive a credit for all Consumable Inventory in unopened cases as of the Closing Date in an amount equal to Seller’s actual cost (including sales and/or use tax) for such items. For this purpose, an individual container shall not be considered opened if the container itself is not opened but the crate, box or pallet including such container and other similar containers shall have been opened. Upon receipt of actual invoices, reprorations shall occur if any adjustment is needed. In connection with the transfer of the Hotel liquor license at Closing, as set forth in Section 10(c) hereof, a liquor license escrow shall be established at Closing by Buyer and Seller, in accordance with applicable law.

(x) Prepaids. Seller shall receive a credit for prepaid expenses as of the Cut-Off Time, including prepaid expenses under contracts, advertising expenses, trade association dues and trade subscriptions, and fees for Authorizations. Prepaid advertising expenses shall only include advertising which has not been published, mailed or aired as of the Cut-Off Time.

(xi) Payables. Seller shall use commercially reasonable efforts to pay off all trade accounts payable as of the Cut-Off Time. To the extent unpaid, Buyer shall receive a credit for all accounts payable and accrued liabilities owing for goods and services furnished prior to the Cut-Off Time. Buyer shall pay all accounts payable relating to goods and services for which orders have been placed but, as of the Cut-off Time, such goods and services have not yet been delivered or provided and Buyer shall receive no credit therefor. All fees, reimbursements and other amounts payable to the Hotel Manager under the Hotel Management Agreement shall be apportioned between Seller and Buyer as of the Cut-off Time. Seller shall receive a credit for all advance payment or deposits made with respect to Consumable Inventories and furniture, fixtures and equipment ordered, but not delivered to the Hotel prior to the Closing Date, and Buyer shall pay the amounts which become due and payable for such Consumable Inventory and furniture, fixtures and equipment which were ordered prior to Closing.

(xii) Calculation. Not later than five (5) Business Days prior to the then-scheduled Closing Date, the parties shall attempt to agree upon a form of settlement statement (“Closing Statement”) to be utilized in performing the prorations and adjustments to the Purchase Price herein set forth. Seller shall prepare, or cause to be prepared, and deliver to Buyer a draft Closing Statement setting forth amounts to be prorated between Seller and Buyer at the Closing pursuant to this Agreement, together with reasonable documentation supporting the information set forth in such Closing Statement not less than one (1) Business Day prior to Closing. The draft Closing Statement shall contain Seller’s good faith estimate of the amounts (based on facts and circumstances then known to Seller), as of the anticipated applicable Cut-Off Time, of the items to be prorated between Seller and Buyer, or to be credited to either Party, pursuant to this Agreement. Buyer shall review the draft Closing Statement and shall furnish to Seller any comments which Buyer may have with respect thereto, or any objection it may have to the amounts shown thereon, together with its reasons for such objection. Thereafter, Seller and Buyer (each acting reasonably and in good faith) shall attempt to resolve, prior to the Closing Date, any disagreement with respect to such draft Closing Statement. Seller and Buyer shall cause the information set forth in the draft Closing Statement to be updated with actual information available as of the applicable Cut-Off Time. In accordance with the provisions hereof, on the Closing Date, the Parties shall execute and deliver the Closing Statement for purposes of the Closing, which statement shall include the matters on which Seller and Buyer have agreed as aforesaid, as updated with actual information as of the applicable Cut-Off Time. With respect to any matter on which Seller and Buyer still disagree as of such time, Seller’s good faith determination of the amount in question as of the applicable Cut-Off Time will be used for purposes of such Closing, subject to reconciliation as hereinafter provided. If any of the prorations or credits cannot be calculated based on actual figures, then they shall be calculated based on Seller’s good faith estimates thereof. Within one hundred and twenty (120) days following the Closing Date, Buyer shall prepare and submit to Seller a recalculation of the prorations and credits, reflecting actual figures and not estimates. Such recalculation shall be binding on Buyer and Seller unless, Seller delivers to Buyer, within fifteen (15) days after Seller has received such recalculation (it being agreed that Buyer and Seller shall during such fifteen (15) day period attempt to mutually resolve any discrepancy in the recalculation raised by Seller between themselves), a notice (“Audit Notice”) stating Seller does not agree with such calculations, and, if such notice is given, a nationally recognized accounting firm selected by Seller and reasonably approved by Buyer shall be engaged to make the final determination of such prorations and credits (the accounting firm engaged to make such determination herein called the “Accounting Firm”). Within ten (10) days after the delivery of an Audit Notice, Seller shall provide notice to Buyer of the accounting firm selected by Seller; if Buyer reasonably objects to the accounting firm so selected by Seller, Buyer shall give notice of disapproval within ten (10) days after the delivery of the notice from Seller of Seller’s selection (and if Buyer fails to give a notice of such disapproval within such ten (10) day period, Buyer will be deemed to have approved Seller’s selection). If Buyer reasonably objects to the firm so selected by Seller within such ten (10) day period, Seller shall nominate another accounting firm, which shall be subject to Buyer’s reasonable approval using the same procedure as provided in the preceding sentence. The fees and costs of the Accounting Firm in making such determination shall be borne as follows: if the net amount of the prorations and credits determined by the Accounting Firm is within 2% of the net amount as determined by Buyer, Seller shall bear the entire fees and costs of the Accounting Firm in making such determination; and if the net amount of the prorations and credits determined by the Accounting Firm is greater than 2% of the net amount as determined by Buyer, Buyer shall bear the entire fees and costs of the Accounting Firm in making such determination. Each of Seller and Buyer shall cooperate in good faith and act reasonably after Closing to assist Hotel Manager and Accounting Firm in their determinations.

(xiii) Surviving Obligations. The provisions of this Section 4(e) shall survive the Closing for a period of nine (9) months.

(f) California Real Estate Withholding. Seller and Buyer appoint Escrow Agent as the withholding agent for purposes of compliance with California Revenue and Taxation Code Section 18662. Prior to the Closing, Seller will provide Escrow Agent with all information and documentation reasonably required to determine the amount, if any, to be withheld from the proceeds of the sale transaction contemplated herein for payment to the California Franchise Tax Board pursuant to said Revenue and Taxation Code Section, including California Form 593-W or California Form 593-C, whichever is applicable to Seller as of the Closing.

5. Conditions to Closing.

(a) Buyer’s Obligation. The obligation of Buyer to purchase and pay for the Property and assume the Assumed Liabilities is subject to the satisfaction (or waiver by Buyer) as of the Closing Date of the following conditions:

(i)(x) The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date, except to the extent of changes in facts resulting from actions taken by Seller expressly permitted hereunder and except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), and (y) Seller shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by Seller. Notwithstanding the foregoing, the conditions set forth in this paragraph 5(a)(i) shall be deemed satisfied in the event that the costs or losses to Buyer which would result or reasonably and in good faith would be expected to result (the “Costs or Losses”) from such failure or failures, in the aggregate, of Seller to satisfy such conditions (x) are of a nature that can be reasonably quantified by the Parties on an objective basis and (y) do not to exceed $250,000 (“Immaterial Noncompliance”); provided, however, in such event, without limiting any of Buyer’s right or remedies set forth herein in respect of such Immaterial Noncompliance, at the Closing, Buyer shall receive a credit against the Purchase Price in an amount equal to the Costs or Losses.

(ii) No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the consummation of the transactions contemplated by this Agreement or the exercise by Buyer of control over the Property.

(iii) Seller shall have delivered to Buyer, or to the Title Company to be held in escrow, all of the items set forth in Section 4(c) or otherwise expressly required herein to be delivered to Buyer.

(iv) Title Company shall be irrevocably and unconditionally (subject to payment of the premium therefor) committed to issue at Closing a Title Policy, insuring Buyer’s title to the Property subject only to the Permitted Exceptions.

(v) Buyer shall have received an estoppel from the Hotel Manager under the Hotel Management Agreement, substantially in the form mutually agreed upon by Buyer and Seller prior to the expiration of the Inspection Period (the “Manager Estoppel”), with such immaterial changes thereto as may be reasonably acceptable to Buyer.

(b) Seller’s Obligation. The obligation of Seller to sell and deliver the Property or cause the Property to be sold and delivered to Buyer is subject to the satisfaction (or waiver by Seller) as of the Closing of the following conditions:

(i) The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date, except to the extent of changes in facts as a result of actions taken by Buyer expressly permitted hereunder and except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), and Buyer shall have performed or complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Buyer.

(ii) No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the consummation of the transactions contemplated by this Agreement.

(iii) Buyer shall have delivered to Seller, or to the Title Company to be held in escrow, all of the items set forth in Section 4(b).

6. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer, as of the date hereof, and as of the Closing Date, as follows; provided, however, to the extent that Buyer had knowledge prior to Closing that any of the following representations and warranties were not true and Buyer proceeded to Closing, Buyer shall have waived any claim against Seller based upon such breach of representation or warranty:

(a) Authority; No Conflicts.

(i) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All limited liability company acts and other proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Seller. This Agreement constitutes, and all other documents required by this Agreement to be executed by Seller shall constitute when so executed, the valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally.

(ii) The execution and delivery by Seller of this Agreement, and the consummation by Seller of the transactions contemplated hereby and compliance by Seller with the terms hereof, will not conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the Property under, or require any consent, authorization or approval under (A) any provision of the articles of organization or operating agreement of Seller, or (B) any material judgment, order or decree or any material statute, law, ordinance, rule or regulation applicable to the Property.

(b) Title to Property. Seller has good and marketable title to the Property, except with respect to those items sold or otherwise disposed of since the date hereof in the ordinary course of business consistent with past practices and in accordance with the express provisions of this Agreement, and the Property shall be transferred to Buyer free and clear of all mortgages, liens, security interests or encumbrances of any nature whatsoever, except for Permitted Exceptions and except as otherwise expressly provided in this Agreement.

(c) Compliance with Applicable Laws. Seller has not received any written communication from a Governmental Authority that alleges that the Property or the Hotel or the operation thereof is not in compliance, in all material respects, with all material federal, state or local laws, rules and regulations except for any noncompliance which has been remedied, and to Seller’s knowledge, the Property, the Hotel and the operation thereof are in compliance, in all material respects, with all material federal, state and local laws, rules and regulations.

(d) Taxes. To Seller’s knowledge, all federal, state, local and other tax returns, reports and declarations of every nature required to be filed by or on behalf of Seller (either separately or as part of a consolidated group) with respect to the Property or operation of the Hotel have been timely filed (subject to any extensions that may be permitted by law) and such returns, reports and declarations as so filed are complete and accurate in all material respects and disclose all taxes required to be paid for the periods covered thereby. To Seller’s knowledge, there exists no audit of any taxes payable or tax delinquency with respect to the Property which has not been resolved or completed. All such taxes and all deficiency assessments, penalties and interest relating to any period ending prior to the Closing Date with respect to the Property have been or shall be paid by Seller if due as of or prior to the Closing Date. To Seller’s knowledge, except as set forth on an applicable Disclosure Schedule, there is no currently pending appeal or abatement proceeding with respect to the real estate taxes assessed on the Property.

(e) Bankruptcy. Seller is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets, and no attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, or similar proceedings are pending or, to Seller’s knowledge, threatened against Seller, nor is Seller contemplating commencing any proceedings. Seller is not insolvent, and the consummation of the transactions contemplated by this Agreement shall not render Seller insolvent.

(f) Condemnation. Seller has not received written notice of, and to Seller’s knowledge there are, no pending condemnation actions with respect to the Hotel and there are no threatened or contemplated condemnation actions.

(g) Contracts. All Contracts and all amendments and modifications thereto are listed on Schedule 6(g). To Seller’s knowledge, other than the Contracts listed on Schedule 6(g), there are no Contracts affecting the Property or the operation of any part thereof. Seller has provided, or will provide simultaneous with delivery of the Disclosure Schedules, a true, accurate and complete copy of each such Contract to Buyer. To Seller’s knowledge, as of the date hereof, the Contracts (i) are in full force and effect, (ii) have not been amended or modified, and (iii) have not been assigned in any manner. As of the date hereof, neither Seller nor, to Seller’s knowledge, Hotel Manager (on behalf of itself or Seller) has given or received any written notice of a default under any Contract which default remains uncured and, to Seller’s knowledge, there is no existing condition that, with notice or passage of time or both, would constitute a default by any party under any Contract.

(h) Intentionally Deleted.

(i) Equipment Leases. All Equipment Leases and all amendments and modifications thereto are listed on Schedule 6(i). Seller has provided, or will provide simultaneous with delivery of the Disclosure Schedules, a true, accurate and complete copy of each such Equipment Lease to Buyer. To Seller’s knowledge, other than the Equipment Leases listed on Schedule 6(i), there are no Equipment Leases affecting the Property or the operation of any part thereof. To Seller’s knowledge, as of the date hereof, the Equipment Leases (i) are in full force and effect, (ii) have not been amended or modified, and (iii) have not been assigned in any manner. As of the date hereof, neither Seller nor, to Seller’s knowledge, Hotel Manager (on behalf of itself or Seller) has given or received any written notice of a default under any Equipment Lease which default remains uncured and, to Seller’s knowledge, there is no existing condition that, with notice or passage of time or both, would constitute a default by any party under any Equipment Lease.

(j) Hotel Management Agreement. Seller is not a party to any existing management agreements or franchise agreements relating to the Property other than the Hotel Management Agreement. Seller has provided, or will provide simultaneous with delivery of the Disclosure Schedules, a true accurate and complete copy of the Hotel Management Agreement to Buyer. The Hotel Management Agreement, (i) is in full force and effect, (ii) has not been amended or modified, and (iii) has not been assigned in any manner. As of the date hereof, there exists no default by any party under the Hotel Management Agreement and there is no existing condition that, with notice or passage of time or both, would constitute a default under the Hotel Management Agreement.

(k) Special Assessments. Seller has not received written notice of any, and to Seller’s knowledge there are no, threatened or contemplated special assessments affecting the Property.

(l) FIRPTA. Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986 (i.e., Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in said Code and regulations promulgated thereunder).

(m) Environmental Matters. To Seller’s knowledge, except for any and all matters that are disclosed in Schedule 6(m):

(i) The Property is in compliance with all Environmental Laws. Seller has not received any notice or communication asserting or alleging any violation of or liability under any Environmental Law associated with the Property, and no facts, circumstances, or conditions exist that would reasonably be expected to result in such violation. No Hazardous Substance has been released or is present on, under, in, at or emanating from or to the Property except in compliance with Environmental Law. No storage tanks are or have been located on the Property, whether above ground, underground, or within any structure on the Property. There is no pending or threatened action and there has been no other allegation by any person or entity asserting exposure to any Hazardous Substance associated with the Property. There are no natural resources, wetlands, or endangered species located on the Property that would reasonably be expected to impede the use or operation of the Property. There are no liens or deed restrictions arising under or pursuant to any Environmental Law associated with the Property, and there are no facts, circumstances, or conditions that would reasonably be expected to restrict, encumber, interfere with operations on, or result in the imposition of special conditions pursuant to or under any Environmental Law on the Property.

(ii) Seller has provided Buyer with true, accurate and complete copies of all environmental, health, and safety site assessment reports, investigations, remediation or compliance studies, audits, assessments or similar documents, which are in the possession, custody or control of Seller.

(n) Adverse Actions or Proceedings. Except as described in Schedule 6(n), there exists no action or proceeding or litigation pending against the Hotel or against Seller with respect to the Property which could have an adverse effect on the Hotel, and neither Seller nor, to Seller’s knowledge, Hotel Manager has received written notice of any such threatened or contemplated action or proceeding or litigation.

(o) Insurance. Schedule 6(o) is a true, correct and complete schedule of the insurance policies maintained by Seller or, to Seller’s knowledge, on Seller’s behalf for the Property, and Seller has delivered to Buyer true, correct and complete copies of all such insurance policies. Neither Seller nor, to Seller’s knowledge, Hotel Manager has received written notice of the pending or threatened termination of any such insurance policy, and to Seller’s knowledge, no such insurance policy has been terminated. To Seller’s knowledge, there are no defects or inadequacies in the Property that would affect adversely its insurability or increase the cost of insurance.

(p) Authorizations. To Seller’s knowledge, all Authorizations maintained by or on behalf of Seller or for the operation of the Hotel are (i) set forth on Schedule 6(p) to this Agreement, and (ii) in full force and effect. To Seller’s knowledge, except as otherwise disclosed to Buyer in said Schedule 6(p) as of the date hereof, there exist no violations of any Authorization, and no facts or circumstances exist that would reasonably be expected to result in any violations or basis for the revocation or non-renewal of any Authorization.

(q) Employees. Seller has no employees. Except as otherwise set forth on Schedule 6(q), Seller has executed no union agreements, collective bargaining agreements, employment contracts or other similar arrangements with respect to Hotel employees. To Seller’s knowledge, there exists no actual or threatened union strikes, work stoppages or slow downs or any other labor disputes concerning individuals employed at the Property. All employees of the Hotel are directly employed by Hotel Manager and to Seller’s knowledge, Hotel Manager will continue to manage such employees in the ordinary course of the Hotel’s business.

(r) Reserves. To Seller’s knowledge, a true and complete list of all reserves maintained by the Hotel Manager is attached hereto as Schedule 6(r).

(s) Tax Certiorari Appeals. Except as otherwise set forth on Schedule 6(s), there are no pending tax certiorari appeal proceedings that have been filed by Seller or, to Seller’s knowledge, by Hotel Manager with respect to the Property.

(t) Options. To Seller’s knowledge, except for the rights afforded to Buyer under this Agreement and any other rights expressly set forth in the Hotel Management Agreement, there are no rights or options to purchase, rights of first refusal, rights of first offer or other similar rights with respect to the sale, purchase or leasing of the Hotel.

(u) Unrecorded Commitments. Seller has not and, to Seller’s knowledge, Hotel Manager (on behalf of itself or Seller) has not entered into any unrecorded commitment or agreement with any Governmental Authority affecting the Property. Seller has not and, to Seller’s knowledge Hotel Manager (on behalf of itself or Seller) has not entered into any unrecorded commitment or agreement with any Governmental Authority, association or other organization or group affecting all or any portion of the Property which would impose any obligation to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Property.

(v) Work. To Seller’s knowledge, there are no contracts or commitments with respect to the Property involving any capital expenditures or material construction that have not been paid in full.

(w) Development Rights. Seller has not sold, transferred or encumbered any development rights or air rights appurtenant to the Property.

(x) Certificate of Occupancy. Neither Seller nor, to Seller’s knowledge, Hotel Manager has received written notice from any applicable authority that the Property, as currently operated, is not in compliance with the existing certificate of occupancy.

(y) Anti-Terrorism Laws. Neither Seller nor any of its respective constituent owners or affiliates are in violation of any laws relating to terrorism or money laundering, including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).

(z) No Implied Representations. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY OF THE PROPERTY, OR ANY OTHER MATTER, AND IT IS UNDERSTOOD THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER CONTAINED IN THIS AGREEMENT, BUYER TAKES THE PROPERTY ON AN “AS IS” AND “WHERE IS” BASIS IN ITS PRESENT CONDITION.

(aa) Amendment to Schedules. Seller shall have the right to provide notice to Buyer, for informational purposes only, of any changes to the schedules to this Agreement and the representations and warranties of Seller set forth in this Agreement from time to time prior to the Closing Date to reflect changes since the Effective Date; provided, however, that the same shall not in any way limit the rights or remedies of Buyer hereunder in respect of any default by Seller hereunder and shall have no effect for the purpose of determining whether the condition to Buyer’s obligation to close set forth in Section 5(a)(i) hereof has been satisfied (it being agreed, however, that, upon receipt of such notice, Buyer shall be deemed to have had knowledge prior to Closing of the matters set forth in such notice, and, if Buyer shall elect to proceed to Closing, Buyer shall have waived any claim against Seller based upon the matters set forth in such notice).

7. Covenants of Seller. Between the Effective Date and the Closing Date, Seller covenants and agrees as follows:

(a) Ordinary Conduct. Subject to the express terms and conditions of this Agreement, from the date hereof to the Closing, Seller shall use commercially reasonable efforts to cause the operation and maintenance of the Hotel to be conducted in the ordinary course of business consistent with Seller’s and Hotel Manager’s present standards and past practices.

(b) Contracts and Equipment Leases. Seller will not, without the prior written consent of Buyer, which may be granted or withheld in Buyer’s reasonable discretion (provided, however, that following the expiration of the Inspection Period, such consent may be granted or withheld in Buyer’s sole discretion), (x) sell, pledge, transfer or encumber any of its interest in any of the Property, or grant any Person any occupancy rights, or contract to do any of the foregoing, in each case other than in the ordinary course of business, (y) enter into any (A) new Contracts or Equipment Leases that are not subject to termination or cancellation by Seller and its successors and assigns, without penalty, upon no more than thirty (30) days’ prior notice or (B) new Authorizations or (z) cancel, modify, waive any of its rights under, grant any consent rights under or renew any of the existing Contracts or Equipment Leases or accept any rental for more than one month in advance; provided, however, that Seller may, without Buyer’s prior consent, enter into (I) Purchase Orders in the ordinary course of business consistent with past practice and (II) applications to obtain or renew Authorizations used in the ordinary course of business consistent with past practice or required for the continued operation of the business of the Hotel or the transfer contemplated hereby and (III) a license for the sale of the liquor inventory in accordance herewith.

(c) Bookings. Notwithstanding the provisions of Section 7(b) above, Seller shall have the right to, without giving notice to or receiving the consent of Buyer, and shall, make (and accept cancellations of) bookings for the Hotel in the ordinary course of business consistent with past practice and otherwise market and promote the business of the Hotel in generally the same manner as it did prior to the execution of this Agreement, and all advance bookings shall be booked at rates, prices and charges charged by Seller for such purposes in the ordinary course of business consistent with Seller’s past practices.

(d) Authorizations. Seller will execute and Buyer, where necessary, will join in the execution of, all applications and instruments requested by Buyer which are required in connection with the transfer of all transferable Authorizations in order to transfer the benefits of such Authorizations to Buyer on the Closing Date. Buyer shall be responsible for, and pay immediately upon Seller’s request, all costs related to such applications and instruments. Seller, subject to the next succeeding sentence, shall preserve in force all existing Authorizations and cause all those expiring during the period between the date hereof and the Closing to be renewed prior to the Closing Date unless otherwise agreed to by Buyer and Seller. If any such Authorization shall be suspended or revoked, Seller shall promptly so notify Buyer and shall use reasonable efforts to cause the reinstatement of such Authorization without any additional limitation or condition.

(e) Compliance. Subject to a legitimate payment dispute that Seller will resolve without any adverse effect to the Property or Buyer prior to the Closing, Seller shall make all payments of principal, interest and other sums under the existing mortgage loans, mezzanine loans and Hotel Management Agreement, Contracts and Equipment Leases, and perform all of its respective obligations thereunder which accrue during the period prior to the Closing. Seller shall not enter into any new loan documents or modify any existing loan documents or any other of the aforementioned agreements which would be binding on Buyer or the Property, or which would materially increase Buyer’s or its affiliates’ liabilities or obligations or materially decrease Buyer’s or its affiliates’ rights thereunder.

(f) Restrictions of Record. Subject to a legitimate payment dispute that Seller will resolve without any adverse effect to the Property or Buyer prior to the Closing, Seller shall make all payments and perform all its obligations under any covenants, conditions, restrictions or similar documents of record which accrue during the period prior to the Closing.

(g) Material Notices. Seller shall promptly advise Buyer of any litigation, arbitration or administrative hearing, or any written threat to commence any of the foregoing, concerning or relating to the Property or the operation thereof or any other material occurrence with respect to the Hotel, of which Seller obtains knowledge, and Seller shall not initiate or settle or any litigation, arbitration or administrative hearing or similar proceeding without Buyer’s consent.

(h) Contract/Equipment Lease Termination. Seller shall terminate, at Seller’s sole cost and expense, the Excluded Contracts, if any, prior to the Closing, or as soon thereafter as reasonably practicable if any required notice period to terminate extends past the Closing Date.

(i) Insurance. Seller will maintain in effect all policies of casualty, business interruption and liability insurance which are in effect as of the date hereof, or similar policies of insurance, with no less than the limits of coverage now carried with respect to the Hotel.

(j) Notification. Prior to the Closing, Seller shall promptly notify Buyer if Seller obtains knowledge that the representations and warranties of Seller in this Agreement and the Schedules hereto are not true and correct in all material respects, or if Seller obtains knowledge of any material errors in, or omissions from, the Schedules to this Agreement.

(k) Hotel Manager. Seller shall use commercially reasonable efforts to cause Hotel Manager to comply with the foregoing covenants set forth in this Section 7.

(l) Estoppels. Seller shall deliver a copy of the Manager Estoppel to Buyer promptly upon receipt of the same from Hotel Manager.

8. Representations and Warranties of Buyer; Waivers.

(a) Representations and Warranties of Buyer.

Buyer hereby represents and warrants to Seller, as of the date hereof, and as of the Closing Date, as follows:

(i) Authority; No Conflicts.

(1) Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All limited liability company acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer.

(2) The execution and delivery by Buyer of this Agreement does not, and the consummation by Buyer of the transactions contemplated hereby and compliance by Buyer with the terms hereof will not conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the properties or assets of Buyer under, or require any consent, authorization or approval under (A) any provision of the organizational documents of Buyer, (B) any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Buyer is a party or by which any of its properties or assets are bound or (C) any material judgment, order or decree, or any material statute, law, ordinance, rule or regulation applicable to Buyer or its property or assets.

(ii) Actions and Proceedings, etc. There are no (i) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against Buyer which have or could have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or (ii) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Buyer, threatened against Buyer, which have or could have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

(iii) Availability of Funds. Buyer has the financial wherewithal, or irrevocable commitments from financial institutions, to enable it to consummate the transactions contemplated by this Agreement. Buyer has the financial wherewithal to operate the Hotel and to meet Buyer’s financial obligations (including, without limitation, under the Hotel Management Agreement) related to the operation of the Hotel.

(iv) Anti-Terrorism Laws. Neither Buyer nor any of its respective constituent owners or affiliates are in violation of any laws relating to terrorism or money laundering, including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).

(v) The representations and warranties of Buyer herein contained in this paragraph (a) shall survive the Closing.

(b) Investigation; Financial.

(i) Buyer and its affiliates are sophisticated investors in the hotel ownership and management businesses. Buyer understands the nature of the risks and opportunities inherent in the operation of the Property.

(ii) The Inspection Period shall afford Buyer adequate opportunity to inspect the Property and to investigate its physical characteristics and conditions, and Buyer agrees that, except as otherwise expressly set forth in this Agreement (including, without limitation, Buyer’s rights in connection with Section 11 hereof), Buyer’s failure to terminate this Agreement prior to the expiration of the Inspection Period shall be deemed Buyer’s waiver of any and all objections to the physical characteristics and conditions of the Property which would be disclosed by such inspection. Neither Seller nor any of its employees, agents or representatives has made any representations, warranties or agreements to or with Buyer on behalf of Seller as to any matters concerning the Property, the present use thereof, or the suitability of Buyer’s intended use of the Property, except for the representations, warranties and agreements expressly contained in this Agreement.

(iii) Except for the express representations, warranties and covenants set forth in this Agreement, no representations, warranties, promises or guaranties have been made with respect to the topography, climate, air, water rights, utilities, soil, subsoil, existence of hazardous waste or similar substances, purpose to which the Property is suited, drainage or access to public roads and present and future zoning and building regulations, insurance and rating codes and regulations, ordinances and requirements and any other laws, regulations, or ordinances, affecting the Property or its use adopted by any authority having jurisdiction over the Property and the use thereof and the existence and effect of any special taxing or assessment districts. Buyer further acknowledges and agrees that the Property is to be purchased, conveyed and accepted by Buyer in its present condition “AS-IS” and “WHERE IS”, as provided in Section 6(z) of this Agreement, and except as otherwise herein expressly provided, no patent or latent physical condition of the Property, whether or not known or discovered, shall affect the rights of either Party hereto. Buyer has adequate expertise and experience to investigate and acquire any necessary knowledge of operative or imposed governmental laws and/or regulations (including, but not limited to, zoning, environmental, including specifically the regulations of the Environmental Protection Agency, and land use laws and regulations) which may impact the Property and, subject to the express representations, warranties and covenants of Seller set forth in this Agreement, Buyer shall base its decision whether or not to acquire the Property in part on the basis of its review and determination of the application and effect of such laws and regulations. Except for the express representations, warranties and covenants set forth in this Agreement, no representations, warranties, promises or guaranties have been made by Seller, Seller’s employees, agents, or any person acting under or on behalf of Seller with respect to such laws and regulations.

(iv) Except as otherwise expressly set forth herein and except with respect to any representation, warranty or obligation or indemnification expressly provided for in this Agreement or in any of the documents delivered hereunder or pursuant hereto, Buyer hereby expressly waives and relinquishes any and all rights and remedies Buyer may now or hereafter have against Seller, whether known or unknown, with respect to any past, present or future presence or existence of Hazardous Substances on, in, under or about the Property or with respect to any past, present or future violations of any rules, regulations or laws, now or hereafter enacted, regulating or governing the use, handling, storage or disposal of Hazardous Substances including, without limitation, (i) any and all rights Buyer may now or hereafter have to seek contribution from Seller under Section 113(f)(i) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986, (42 U.S.C. §9613), as the same may be further amended or replaced by any similar law, rule or regulation, (ii) any and all rights Buyer may now or hereafter have against Seller under the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), and (iii) any and all claims Buyer may now or hereafter have against Seller, whether known or unknown, now or hereafter existing, with respect to the Property under Section 107 of CERCLA (42 U.S.C. § 9607). As used herein, the term “Hazardous Substances” includes, without limitation, any hazardous or toxic materials, substances or wastes, such as (A) any materials, substances or wastes which are toxic, ignitable, corrosive or reactive and which are regulated by a local government authority, any agency of the state of California or any agency of the United States government, (B) asbestos in any form, (C) any type of mold, (D) petroleum and petroleum based products, (E) urea formaldehyde foam insulation, (F) polychlorinated biphenyls (PCBs), and (G) freon and other chlorofluorocarbons.

(v) The waivers and releases by Buyer herein contained in this paragraph (b) shall survive the Closing.

(c) No Additional Representations. Buyer acknowledges that, except as otherwise expressly set forth in this Agreement or documents delivered pursuant hereto, neither Seller nor any person or entity has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Property, the Assumed Liabilities or the operation of the Hotel, and Buyer further agrees that, except as otherwise expressly set forth in this Agreement or documents delivered pursuant hereto, neither Seller nor any other person or entity shall be subject to any liability to Buyer or any other person resulting from the distribution to Buyer’s or Buyer’s use of, any such information.

9. Covenants of Buyer. Buyer covenants as follows:

(a) Notification. Prior to the Closing, Buyer shall promptly notify Seller if Buyer obtains knowledge that the representations and warranties of Seller in this Agreement and the Schedules hereto are not true and correct in all material respects, or if Buyer obtains knowledge of any material errors in, or omissions from, the Schedules to this Agreement; provided, however, the failure of Buyer to deliver such notice shall not constitute a default hereunder or in any way vitiate or impair the rights or remedies of Buyer set forth herein with respect thereto.

(b) Hotel Management Agreement. Subject to the terms and conditions of this Agreement, Buyer, or its designee, shall assume, as of the Closing Date, all of the obligations and liabilities of Seller, as owner, under the Hotel Management Agreement (a true and correct copy of which has been provided by Seller to Buyer) arising from and after the Closing Date.

10. Mutual Covenants. Seller and Buyer covenant and agree as follows:

(a) Confidentiality. Buyer and Seller each agree that it shall not directly or indirectly disclose any Confidential Information concerning the Property, the other party, the other party’s assets or the transaction contemplated herein to any person except that such matters may be disclosed (a) to such party’s directors, officers, partners, members, affiliates and employees, subject to the same standard of confidentiality; (b) to such party’s legal counsel, accountants, engineers, architects, financial advisors, potential lenders, and investors, permitted assignees, and similar professionals and consultants to the extent such party deems it reasonably necessary or appropriate in connection with the evaluation of the transaction contemplated herein, subject to the same standard of confidentiality; (c) by Seller to third parties having an ownership interest in or contractual relationship with Seller with respect to the Hotel (such as existing mortgagees and equipment lessors) to whom disclosure is necessary in order to facilitate the consummation of the transaction contemplated herein, subject to the same standard of confidentiality; and (d) as may be required to be delivered to the appropriate Governmental Authority in connection with Buyer obtaining a liquor license or the transfer of any Authorizations. For the purpose of this Section 10(a), the term “Confidential Information” shall mean information which is or becomes known to a party or its respective affiliates or to their employees, former employees, consultants or others in a confidential relationship with such party, including, without limitation, pursuant to the terms of this Agreement, and which relates to the Property, the transaction contemplated herein or the business of either party; provided, however, that Confidential Information shall not include (i) information which is or becomes generally available to the public other than through a violation of law or obligation hereunder, (ii) information which, in the opinion of counsel to either party, such party is required by law, court order, governmental order or decree to disclose, except that the other party may at its own expense appeal such court order, (iii) information which, whether prior or subsequent to execution of this Agreement, was developed by such party on its own or lawfully obtained by such party, independent from the proprietary information made available to such party hereunder, and (iv) information which was subsequently made available to such party by a third party who, in making such disclosure, was not violating the law or any obligation under this Agreement or any other confidentiality agreement to which it is a party. The provisions of this Section 10(a) shall survive the Closing or any expiration or termination of this Agreement.

(b) Publicity. Seller and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by any party without the prior consent of the other party, except such release or announcement as may be required by law or the rules or regulations of any United States securities exchange to which Buyer is subject, or in connection with any public equity offering by Buyer or its affiliate. Notwithstanding the foregoing, Buyer and Seller shall cooperate to prepare a joint press release to be issued on the Closing Date.

(c) Liquor License. Buyer hereby acknowledges and agrees that it is Buyer’s sole responsibility to obtain the Authorizations, including any liquor license or permit, required to permit Buyer to acquire the alcoholic beverage inventory from Seller and sell the same inventory in connection with the operation of the Hotel. Buyer agrees that Buyer shall diligently pursue the issuance of any such Authorizations by the appropriate Governmental Authorities; provided, however, the issuance of such Authorizations shall not be a condition to Closing. Buyer acknowledges that the liquor license in connection with the operation of the Hotel is held by Adagio F&B, LLC, a Delaware limited liability company (“Liquor License Owner”). Seller shall cause Liquor License Owner, to the extent permitted under federal state, county, municipal or other local law and regulation, to reasonably cooperate with Buyer and to promptly execute and deliver to Buyer any necessary documents, instruments and materials, including, without limitation, (i) transfer forms and applications for any temporary and permanent license (and any license or licenses necessary for Sunday alcohol sales), that may be required of Liquor License Owner in connection with the transfer of the liquor license or the issuance by the appropriate authorities of such Authorization simultaneously with the Closing or as soon thereafter as is possible, and (ii) to the extent required by Buyer, surrender to Buyer, or the appropriate Governmental Authority, as may be applicable, at the Closing Liquor License Owner’s original liquor license. If despite the exercise of such efforts by Buyer, Buyer is unable to obtain a transfer of the liquor license or a new liquor license on or before the Closing, then Seller agrees that to the extent required it shall enter, or cause Liquor License Owner, an Affiliate of Seller that holds the liquor license, to enter into a customary form interim beverage services agreement with Buyer in form reasonably satisfactory to Buyer, Seller and Liquor License Owner, to the extent permitted by applicable law, for a period not to exceed ninety (90) days following the

Closing. Concurrently with the Closing, the purchase price allocation for the liquor license and the consumable liquor inventory (in an amount to be mutually agreed to by Buyer and Seller) (the “Liquor Escrow”) shall be transferred by wire transfer to a liquor license escrow until such time as the permanent liquor license is issued to Buyer; the liquor license escrow agreement will govern the release of the Liquor Escrow.

(d) Further Assurances. From time to time, as and when requested by any Party hereto, the other Party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other Party may reasonably deem necessary to consummate the transactions contemplated by this Agreement; provided, however, that no Party shall be required to expend any monies (other than de minimis sums or sums which the other party agrees to reimburse) in complying with any such request. The provisions of this paragraph (d) shall survive the Closing for a period not to exceed one (1) year.

11. Damage Or Destruction Of The Property; Condemnation.

(a) Damage or Destruction of the Property.

(i) If, between the Effective Date and the Closing Date, all or a Substantial Part of the Property is damaged or destroyed, Seller shall promptly provide written notice thereof to Buyer (accompanied by information regarding the amount and payment of insurance), and Buyer may elect, within fifteen (15) days after receipt by Buyer of such notice, to terminate this Agreement by providing written notice to Seller of such election. If Buyer fails to timely notify Seller of its election to terminate this Agreement as set forth in the preceding sentence, Buyer will be deemed to have elected to proceed with the purchase and sale of the Property without regard to such damage or destruction. In the event that Buyer elects to proceed with the purchase and sale of the Property, Seller shall have no obligation to repair any such damage or destruction, nor shall the Purchase Price be adjusted, except as hereinafter otherwise expressly provided.

(ii) If Buyer elects to terminate this Agreement as provided in this Section 11(a) by timely notifying Seller of such election in writing, this Agreement shall be of no further force and effect, and the Deposit, together with interest, shall be returned to Buyer and neither Party shall have any further obligations or liability whatsoever to the other hereunder except for such provisions of this Agreement that expressly survive termination.

(iii) If Buyer elects (or is deemed to have elected), or is required by this Section 11(a), to purchase the Property despite any damage or destruction thereto, at the Closing, Seller shall assign to Buyer all rights of Seller to any insurance proceeds with respect thereto (other than any business interruption insurance proceeds applicable to the period prior to the Cut-Off Time), and Seller shall deliver to Buyer at Closing any such proceeds actually theretofore paid, if any, with any accrued interest thereon, and Buyer shall receive a credit against the Purchase Price at Closing equal to the sum of the applicable deductible under the Seller’s insurance policy(ies), less any amounts spent with Buyer’s reasonable approval to restore the Property.

(iv) In the event Buyer elects to purchase the Property as set forth in Section 11(a)(iii) above, Buyer shall be permitted to participate in any settlement negotiations with respect to insurance proceeds on account of such damage and destruction and, in any event, Seller shall not settle the amount of collection of any insurance proceeds without the prior written consent of Buyer.

(b) Condemnation.

(i) If, prior to Closing, all or a Substantial Part of the Property is subject to a threatened or actual temporary or permanent taking by any public authority, Seller shall promptly notify Buyer of such threatened or actual taking, and Buyer may elect, within fifteen (15) days after receipt of Seller’s notice, to terminate this Agreement by delivering a written notice to Seller of such election. If Buyer so elects to terminate this Agreement, this Agreement shall be of no further force and effect and the Deposit, together with interest, shall be returned to Buyer and neither Party shall have any further obligations or liability whatsoever to the other hereunder except for such provisions of this Agreement that expressly survive termination. If Buyer elects (or is deemed to have elected), or is required by this Section 11(b), to purchase the Property despite any threatened or actual temporary or permanent taking, Buyer shall accept title to the Property subject to the taking without a reduction in the Purchase Price and, at Closing, Seller shall assign its rights to and deliver to Buyer, and Buyer shall be entitled to receive, any condemnation award with respect thereto, and Seller shall deliver to Buyer at Closing any such awards actually theretofore paid, if any, with any accrued interest thereon.

(ii) In the event Buyer elects to purchase the Property as set forth in 11(b)(i) above, Buyer shall be permitted to participate in any settlement negotiations with respect to any award on account of such taking and, in any event, Seller shall not settle the amount of any award without the prior written consent of Buyer.

(c) Substantial Part. For purposes of this Agreement, damage to the Property or a taking of a portion thereof shall be deemed to involve a “Substantial Part” thereof if either (i) the estimated cost of restoration or repair of such damage or the amount of the condemnation award with respect of such taking exceeds One Million and 00/100 Dollars ($1,000,000.00) (as reasonably estimated by an independent and disinterested architect or registered professional engineer competent to make such estimate as jointly selected by Seller and Buyer), or, in the case of a taking, the portion subject to such taking that would reduce the fair market value of the Property by One Million and 00/100 Dollars ($1,000,000.00) or more (as reasonably estimated by an independent and disinterested appraiser competent to make such estimate as jointly selected by Seller and Buyer), (ii) Buyer is unable to use any portion of the common areas of the Hotel (including any restaurant, lobby or meeting rooms) which has a material impact on the operation of the Hotel or (iii) such casualty or condemnation materially interferes with primary access to the Hotel.

12. Indemnities.

(a) Seller’s Indemnity. From and after the Closing or earlier termination of this Agreement and subject to Sections 12(c) and (d) hereof, Seller shall protect, defend, indemnify and hold Buyer and Buyer’s employees, officers, directors, representatives, shareholders, affiliates, partners, members, parents, subsidiaries, successors and assigns (collectively, “Buyer Parties”), free and harmless from and against any and all actual costs, fees expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorney’s fees) suffered or incurred by any such Buyer Party in connection with any and all losses, liabilities, claims, damages and expenses arising out of, or in any way relating to, (a) any breach of any representation or warranty of Seller contained in this Agreement or in any Closing document delivered by Seller at Closing, (b) any breach of any covenant of Seller contained in this Agreement which survives the Closing or in any Closing document delivered by Seller at Closing and (c) any Retained Liabilities and/or other indemnification obligation of Seller set forth in this Agreement.

(b) Buyer’s Indemnity. From and after the Closing or earlier termination of this Agreement and subject to Sections 12(c) and (d) hereof, Buyer shall protect, defend, indemnify and hold Seller and Seller’s employees, officers, directors, representatives, shareholders, affiliates, partners, members, parents, subsidiaries, successors and assigns (collectively, “Seller Parties”), free and harmless from and against any and all costs, fees expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorney’s fees) suffered or incurred by any such Seller Party in connection with any and all losses, liabilities, claims, damages and expenses arising out of, or in any way relating to, (a) any breach of any representation or warranty of Buyer contained in this Agreement or in any Closing document delivered by Buyer at Closing, (b) any breach of any covenant of Buyer contained in this Agreement which survives the Closing or in any Closing document delivered by Buyer at Closing, and (c) any Assumed Liabilities and/or other indemnification obligation of Buyer set forth in this Agreement (including the indemnification of Buyer set forth in Section 4(c) hereof).

(c) Limitations on Indemnification. Notwithstanding the foregoing provisions of Section 12(a) above, (a) Seller shall not be required to indemnify Buyer or any Buyer Parties under this Agreement unless the aggregate of all amounts for which an indemnity would otherwise be payable by the Seller under Section 12(a) exceeds $100,000.00 (the “Limitation”) and, in such event, subject to a Buyer Waived Breach (as hereinafter defined), Seller shall be responsible for all amounts of the indemnified loss which exceed the Limitation), subject only to the Cap Limitation (as hereinafter defined), (b) the liability of Seller with respect to the indemnification provided for in Section 12(a) shall not exceed in the aggregate $1,000,000.00 with respect to any claims asserted in a Claims Notice delivered by Buyer during the period commencing with the Closing Date and terminating on April 8, 2012 (the “Cap Limitation”), and (c) if prior to the Closing, Buyer obtains or has actual knowledge of any inaccuracy or breach of any representation, warranty or covenant of Seller contained in this Agreement (a “Buyer Waived Breach”) and nonetheless proceeds with and consummates the Closing, then Buyer and any Buyer Parties shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Article 12 for, or any other claim or cause of action under this Agreement, at law or in equity on account of any such Buyer Waived Breach. Notwithstanding the foregoing, the Limitation set forth in this Section 12(c) shall not apply to an indemnity arising from Section 25 (Brokerage) and Section 30 (Bulk Sales Transfer Laws).

(d) Survival. The representations, warranties and covenants contained in this Agreement and the Closing documents delivered at Closing shall survive for a period of nine (9) months after the Closing Date (the “Survival Period”) unless otherwise provided for in this Agreement (the “Surviving Obligations”). It being expressly understood and agreed by and between the parties hereto that, after the Closing Date, Seller shall not be liable to the Buyer with respect to any Surviving Obligations unless the Buyer has delivered notice of a claim for such Surviving Obligations in writing to Seller (the “Claims Notice”) prior to the expiration of the Survival Period, and filed an action with respect to same within ninety (90) days after delivery of the Claims Notice to Seller, Buyer hereby waiving any and all claims Buyer may have to seek any other recoveries after such Survival Period, except for such claims which survive beyond the Survival Period, as expressly set forth herein. Claims for Surviving Obligations not made in writing within the Survival Period shall be deemed lapsed and be null and void, and with respect to any claim brought within the Survival Period, such claim shall be deemed lapsed and be null and void if any action is not brought within ninety (90) days after delivery of the Claims Notice to Seller.

(e) Indemnification as Sole Remedy. If the Closing has occurred, the sole and exclusive remedy available to a Party in the event of a breach by the other party to this Agreement of any representation, warranty, covenant or other provision of this Agreement or any Closing document delivered at Closing which survives the Closing shall be the indemnifications provided for under this Article 12, which indemnifications shall survive the Closing as provided in this Article 12.

13. Assignment. Buyer may not assign its rights and interest in and to this Agreement to an unaffiliated third party without written notice to and prior written consent from Seller, which consent shall not be unreasonably delayed; provided, however, notwithstanding such assignment, Buyer shall remain liable to Seller for its obligations hereunder.

14. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto, and their permitted successors and assigns, and the Seller Parties and the Buyer Parties as and to the extent provided in Article 12 hereof, and nothing herein express or implied shall give or be construed to give to any person or entity, other than the Parties hereto, and their permitted successor and assigns, the Seller Parties and the Buyer Parties, any legal or equitable rights hereunder.

15. Termination.

(a) Seller’s Termination Rights.

(i) THIS AGREEMENT MAY BE TERMINATED BY SELLER IF (I) ANY OF THE CONDITIONS PRECEDENT TO THE SELLER’S OBLIGATIONS SET FORTH IN SECTION 5(b) HEREOF HAVE NOT BEEN SATISFIED OR WAIVED BY THE SELLER ON OR PRIOR TO THE CLOSING DATE OR (II) THERE IS A MATERIAL BREACH OR MATERIAL DEFAULT BY BUYER IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

(ii) IN THE EVENT THIS AGREEMENT IS TERMINATED PURSUANT TO SUBSECTION 15(a)(i), THIS AGREEMENT SHALL BE NULL AND VOID AND OF NO FURTHER FORCE OR EFFECT AND NEITHER PARTY SHALL HAVE ANY RIGHTS OR OBLIGATIONS AGAINST OR TO THE OTHER EXCEPT (I) FOR THOSE PROVISIONS HEREOF WHICH BY THEIR TERMS EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT AND (II) AS SET FORTH IN SUBSECTION 15(a)(iii) HEREOF.

(iii) IN THE EVENT SELLER TERMINATES THIS AGREEMENT AS A RESULT OF A MATERIAL BREACH OR MATERIAL DEFAULT BY BUYER IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT AFTER THE INSPECTION PERIOD, ESCROW AGENT SHALL IMMEDIATELY DISBURSE THE DEPOSIT TO SELLER, AND UPON SUCH DISBURSEMENT SELLER AND BUYER SHALL HAVE NO FURTHER OBLIGATIONS UNDER THIS AGREEMENT, EXCEPT THOSE WHICH EXPRESSLY SURVIVE SUCH TERMINATION. BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT IT WOULD BE IMPRACTICAL AND/OR EXTREMELY DIFFICULT TO FIX OR ESTABLISH THE ACTUAL DAMAGE SUSTAINED BY SELLER AS A RESULT OF SUCH DEFAULT BY BUYER, AND AGREE THAT THE DEPOSIT IS A REASONABLE APPROXIMATION THEREOF. ACCORDINGLY, IN THE EVENT THAT SELLER TERMINATES THIS AGREEMENT IN ACCORDANCE WITH SECTION 15(a)(i) AFTER THE EXPIRATION OF THE INSPECTION PERIOD, THE DEPOSIT SHALL CONSTITUTE AND BE DEEMED TO BE THE AGREED AND LIQUIDATED DAMAGES OF SELLER, AND SHALL BE PAID BY ESCROW AGENT TO SELLER AS SELLER’S SOLE AND EXCLUSIVE REMEDY HEREUNDER; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT LIMIT BUYER’S OBLIGATION TO PAY TO SELLER ALL REASONABLE ATTORNEYS’ FEES AND COSTS INCURRED BY SELLER TO ENFORCE THE PROVISIONS OF THIS SECTION 15(a) OR BUYER’S INDEMNITY OBLIGATIONS OWED TO SELLER PURSUANT TO THIS AGREEMENT WHICH SURVIVE A TERMINATION OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF THE DEPOSIT TO SELLER AS LIQUIDATED DAMAGES ON ACCOUNT OF BUYER’S DEFAULT IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. TO SIGNIFY THEIR AWARENESS AND AGREEMENT TO BE BOUND BY THE TERMS AND PROVISIONS OF THIS PARAGRAPH 15(a)(iii), BUYER AND SELLER HAVE SEPARATELY INITIALED THIS PARAGRAPH.

SELLER INITIALS	BUYER INITIALS

(iv) IN THE EVENT SELLER TERMINATES THIS AGREEMENT FOR ANY REASON OTHER THAN AS RESULT OF A MATERIAL BREACH OR MATERIAL DEFAULT BY BUYER IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, ESCROW AGENT SHALL IMMEDIATELY DISBURSE THE DEPOSIT TO BUYER.

(b) Buyer’s Termination Rights.

(i) THIS AGREEMENT MAY BE TERMINATED BY BUYER IF (I) ANY OF THE CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS SET FORTH IN SECTION 5(a) HAVE NOT BEEN SATISFIED OR WAIVED BY BUYER ON OR PRIOR TO THE CLOSING DATE OR (II) THERE IS A MATERIAL BREACH OR MATERIAL DEFAULT BY THE SELLER IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

(ii) IN THE EVENT OF A MATERIAL BREACH OR MATERIAL DEFAULT BY THE SELLER IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, THE BUYER MAY: (I) (A) TERMINATE THIS AGREEMENT AND RECEIVE A RETURN OF THE DEPOSIT AT WHICH TIME THIS AGREEMENT SHALL BE TERMINATED AND OF NO FURTHER FORCE AND EFFECT EXCEPT FOR THE PROVISIONS WHICH EXPRESSLY SURVIVE SUCH TERMINATION; AND (B)(1) IN THE EVENT OF AN UNINTENTIONAL MATERIAL BREACH BY SELLER, SEEK ACTUAL DAMAGES, PROVIDED BUYER’S DAMAGES SHALL BE LIMITED TO ACTUAL OUT OF POCKET DAMAGES IN AN AMOUNT NOT TO EXCEED $250,000.00, PLUS BUYER’S ATTORNEYS’ FEES AND COSTS TO ENFORCE THE PROVISIONS OF THIS SUBSECTION 15(b)(ii), OR (2) IN THE EVENT OF AN INTENTIONAL MATERIAL BREACH COMMITTED IN BAD FAITH BY THE SELLER, SEEK ACTUAL DAMAGES PROVIDED BUYER’S DAMAGES SHALL BE LIMITED TO ACTUAL DAMAGES IN AN AMOUNT NOT TO EXCEED $1,000,000.00, PLUS BUYER’S ATTORNEYS’ FEES AND COSTS TO ENFORCE THE PROVISIONS OF THIS SUBSECTION 15(B)(ii), OR (II) FILE SUIT WITHIN THIRTY (30) DAYS AFTER THE THEN SCHEDULED CLOSING DATE FOR SPECIFIC PERFORMANCE OF THIS AGREEMENT, PLUS ALL ATTORNEYS’ FEES AND COSTS OF BUYER TO ENFORCE THE PROVISIONS OF THIS SUBSECTION 15(b). BUYER’S FAILURE TO FILE A SUIT FOR SPECIFIC PERFORMANCE WITH THIRTY (30) DAYS AFTER THE THEN SCHEDULED CLOSING DATE SHALL BE DEEMED A WAIVER OF SUCH REMEDY. BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT THE REMEDIES SET FORTH IN CLAUSE (I) AND CLAUSE (II) ABOVE ARE BUYER’S SOLE AND EXCLUSIVE REMEDIES HEREUNDER IN RESPECT OF A MATERIAL BREACH OR MATERIAL DEFAULT BY THE SELLER IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT. BUYER AGREES TO, AND DOES HEREBY, WAIVE ALL OTHER REMEDIES AGAINST SELLER WHICH BUYER MIGHT OTHERWISE HAVE AT LAW OR IN EQUITY BY REASON OF SUCH DEFAULT BY SELLER.

(iii) IN THE EVENT BUYER TERMINATES THIS AGREEMENT FOR ANY REASON AS SET FORTH IN THIS SECTION 15(b), ESCROW AGENT SHALL IMMEDIATELY DISBURSE THE DEPOSIT TO BUYER.

(c) Cure Period. Notwithstanding the foregoing provisions of this Section 15, neither Buyer nor Seller shall have the right to exercise each of their respective remedies under Sections 15(a) and (b) above, unless each has provided prior written notice to the other specifying in reasonable detail the nature of the default so claimed, and such other party has not cured such specified default within five (5) Business Days after such receipt of notice (the “Cure Period”), in which case the Closing shall be adjourned, if necessary, from the then-scheduled Closing Date until the date which is five (5) Business Days after the expiration of the applicable Cure Period.

(d) Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 15 or pursuant to any other provision hereof, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Section 10(a) hereof relating to the obligations of Buyer and Seller to keep confidential certain information and data obtained by them, (ii) Section 10(b) hereof relating to publicity, (iii) Section 18 relating to certain expenses, (iv) Section 25 hereof relating to finder’s fees and broker’s fees, (v) this Section 15, and (vi) any other provision herein expressly stated to survive the termination of this Agreement.

16. Independent Audit. Buyer may, at its sole cost and expense, engage a third-party certified public accountant to perform an audit of Seller’s books and records which relate exclusively to the Property, including the historical financial statements of the Property, which audit shall include all disclosures required by generally accepted accounting principles and the Securities and Exchange Commission regulations, specifically in accordance with Section 3.05 of Regulation S-X and all related rules and regulations thereof; provided, however, that (i) the completion of such audit shall not be a condition precedent to Buyer’s obligation to close the transactions described in this Agreement, and (ii) Buyer shall promptly reimburse Seller for any reasonable out-of-pocket expenses incurred by Seller or any of its affiliates in connection with such audit. Seller shall reasonably cooperate in connection with the performance of such audit and shall provide all information reasonably requested by the accountants performing such audit with respect to the Property, at no cost or expense to Seller. In connection with such audit, Seller shall provide the accountants performing such audit with representation letters reasonably acceptable to Seller and such accountants, at no cost or expense to the Seller. The covenant of Seller with respect to such audit as set forth in this Section 16 shall survive Closing for a period of ninety (90) days.

17. Knowledge. Whenever this Agreement refers to “Seller’s knowledge,” “the knowledge of Seller” or other phrases of similar import, such phrases shall mean solely the actual knowledge (as opposed to “constructive” or “implied” knowledge) of Neal Peskind, it being acknowledged by Buyer that the knowledge of the Hotel Manager is not being imputed to Seller for purposes of any representations, warranties and covenants of Seller set forth in this Agreement. Whenever this Agreement refers to “Buyer’s knowledge,” “the knowledge of Buyer,” or other phrases of similar import, such phrases shall mean the actual knowledge of D. Rick Adams, Vice President of Buyer.

18. Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.

19. Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding upon Seller only if set forth in a writing executed by Seller and referring specifically to the provision alleged to have been amended or waived, and any such amendment or waiver shall be binding upon Buyer only if set forth in a writing executed by Buyer and referring specifically to the provision alleged to have been amended or waived. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

20. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

(i) if to Buyer,

CHSP Union Square LLC

c/o Chesapeake Lodging Trust

1997 Annapolis Exchange Parkway, Suite 410

Annapolis, MD 21401

Attention: Graham J. Wootten

Facsimile No. (410) 972-4180

with a required copy to:

c/o Chesapeake Lodging Trust

1997 Annapolis Exchange Parkway, Suite 410

Annapolis, MD 21401

Attention: D. Rick Adams

Facsimile No. (410) 972-4180

(ii) if to Seller,

SC Hotel Partners, LLC

c/o DLJ Real Estate Capital Partners, Inc.

590 Madison Avenue, 8th Fl.

New York, NY 10010

Attention: Carmine Fanelle

Facsimile No.: (646) 935-7943

and to:

SC Hotel Partners, LLC

c/o BetaWest, Ltd.

1050 17th Street, Suite 350

Denver, CO 80265

Attention: Neal Peskind

with a copy to:

Brownstein Hyatt Farber Schreck, LLP

410 17th Street, Suite 2200

Denver, Colorado 80202

Attn: Lea Ann T. Fowler, Esq.

Facsimile Number: (303) 223-0982

(iii) if to Escrow Agent,

Terra Nova Title & Settlement Services

1725 DeSales Street, NW, Suite 401

Washington, DC 20036

Attention: Christopher Clarke

Facsimile Number: (202) 331-0905

21. Interpretation. The headings and captions contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.”

22. No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, Buyer and Seller confirm that both they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

23. Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

24. Entire Agreement. This Agreement and the other agreements referred to herein contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.

25. Brokerage. Buyer and Seller each hereby represents to the other that such party has not used a broker or finder in connection with the transactions contemplated by this Agreement, and there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement by or an behalf of such party. Each party shall indemnify and hold the other party harmless for any breach of its representation in this Section 25.

26. Disclaimer Regarding Projections. In connection with Buyer’s investigation of the Property, Buyer may have received from or on behalf of Seller certain projections, including projected statements of operating revenues of the Hotel for the fiscal year ending 2010 and subsequent years and certain business plan information for such fiscal year and succeeding fiscal years. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that, except as otherwise expressly set forth herein, Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that, except as otherwise expressly set forth herein, Buyer shall have no claim against Seller with respect thereto. Accordingly, except as otherwise expressly set forth herein, Seller makes no representation or warranty with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

27. Schedules. The disclosures in the Schedules hereto are to be taken as relating to the representations and warranties of Seller as a whole. The inclusion of information in the Schedules hereto shall not be construed as an admission that such information is material to the Property, the operation of the Hotel or Seller. In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in such Schedules. Such additional matters are set forth for informational purposes only.

28. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

29. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

30. Bulk Sale Transfer Laws. The parties hereto believe that the sale of the Property is exempt from any bulk sales laws contained in the Uniform Commercial Code in effect or otherwise in the State of California (the “Bulk Sales Laws”). To the extent such laws are applicable and Seller is required to comply with the Bulk Sales Laws in connection with the transaction contemplated by this Agreement, Seller agrees to indemnify and hold Buyer harmless from and against any and all losses, costs, liens, claims, liabilities or damages, (including, but not limited to, reasonable attorneys’ fees and disbursements) sustained by Buyer with respect to Seller’s failure to comply with its obligations under the Bulk Sales Laws; provided, however, that Seller shall not be required to indemnify Buyer with respect to (a) any liabilities expressly assumed by Buyer pursuant to this Agreement, (b) any items apportioned pursuant to Section 4(e) of this Agreement, or (c) any matters as to which Buyer is already indemnified. Nothing in this paragraph or this Agreement, however, shall estop or prevent either Buyer or Seller from asserting as a bar or defense to any action or proceeding brought under the Bulk Sales Laws that it does not apply to the sale contemplated under this Agreement. This Section 30 shall survive the Closing or termination of this Agreement.

31. Exhibits and Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

32. Recording. Neither this Agreement nor any notice or memorandum thereof shall be recorded in any real property records for any jurisdiction. Any such recordation shall constitute a default under this Agreement by the recording party.

33. Time of the Essence. Time is of the essence in this Agreement and the transaction contemplated herein.

34. Calculation of Time Periods. In the calculation of any period of time provided for in this Agreement or by law, the day of the act or event from which such period of time runs shall be excluded and the last day of such period shall be included. Notwithstanding the foregoing, if the expiration of any period or time for performance hereunder falls on a Saturday, Sunday, or legal holiday observed by the Title Company, the expiration of such period or time for performance shall be extended to the next business day.

35. Injunctive Relief, Trial by Jury, Etc. To the extent permitted by applicable law, Seller and Buyer each hereby expressly and unconditionally waives, in connection with any suit, action or proceeding brought by Seller or Buyer in connection with this Agreement any and every right it may have to (i) A TRIAL BY JURY, or (ii) interpose any crossclaim, counterclaim or right of setoff of any nature whatsoever in any litigation relating to this Agreement (other than a counterclaim which can only be maintained in this suit, action or proceeding brought by Seller or Buyer or any mandatory or compulsory counterclaim). This Section 35 shall survive the Closing or termination of this Agreement.

36. Attorneys’ Fees. If any action is brought by either Buyer or Seller relating to this Agreement or the transaction contemplated hereby, each party shall pay its own attorneys’ fees, costs and expenses incurred in such action. In addition, if either Buyer or Seller brings any suit or other proceeding, with respect to the subject matter or the enforcement of this Agreement, the prevailing party (as determined by the court, agency, arbitrator or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys’ fees, expenses and costs of investigation actually incurred. The foregoing includes attorneys’ fees, expenses and costs of investigation (including those incurred in appellate proceedings), costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), or any successor statutes. This Section 36 shall survive the Closing or termination of this Agreement. This provision is separate and several, and shall survive the merger of this provision into any judgment.

37. [Intentionally Deleted]

38. Tax Appeal Proceedings. Seller may be entitled to receive and retain the proceeds from any tax appeals or protests for taxes due and payable prior to the year in which the Closing Date occurs. After the date hereof, Seller shall not, without the prior consent of Buyer which consent may be withheld in Buyer’s sole discretion, commence any new real property tax appeals or protests or settle or compromise any ongoing tax appeals or protests, with respect to real property taxes due and payable for the tax year in which the Closing Date occurs or thereafter. The net proceeds from any proceedings for real property taxes due and payable in the tax year in which the Closing Date occurs, after payment of attorneys’ fees and other costs and any amounts payable to third parties including, but not limited to, legal fees and disbursements and consultant and expert witness fees, will be prorated, as of the Closing Date, between the Parties when received. Buyer and Seller shall each be entitled to prompt notice from the other Party concerning the initiation of any such proceeding after the date hereof and, except as otherwise hereinabove expressly set forth, neither Party shall settle any appeal or protest for any period, including the tax year in which the Closing occurs, without the prior consent of the other Party, which consent may not be unreasonably withheld or delayed. This Section 38 shall survive the Closing or termination of this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

SELLER:

SC HOTEL PARTNERS, LLC, a Delaware limited liability company

By:	/s/ Neal Peskind
Name:	Neal Peskind
Title:	Authorized Signatory

BUYER:

CHSP UNION SQUARE LLC, a Delaware limited liability company

By:	/s/ D. Rick Adams
Name:	D. Rick Adams
Title:	Vice President

The undersigned has executed this Agreement solely to confirm its acceptance of the duties of the Escrow Agent as set forth in Section 2(b) hereof.

TERRA NOVA TITLE & SETTLEMENT SERVICES

By:	/s/ Christopher Clarke
Name:	Christopher Clarke
Title:	President

EXHIBIT A

DEFINITIONS

“Accounting Firm” shall have the meaning set forth in Section 4(e)(xii) hereof.

“Additional Deposit” shall have the meaning set forth in Section 2(a) hereof.

“Agreement” shall have the meaning set forth in the Preamble hereof.

“Aggregate Cash Amount” shall have the meaning set forth in Section 4(e)(ix) hereof.

“Assumed Liabilities” shall have the meaning set forth in Section 1(d) hereof.

“Audit Notice” shall have the meaning set forth in Section 4(e)(xii) hereof.

“Authorizations” shall mean all licenses, permits, permissions and approvals required by any Governmental Authority, with respect to the construction, ownership, operation, leasing, maintenance, or use of the Property or any part thereof, including all building permits, certificates of occupancy, subdivision maps or plats, land sale registrations, conditional use permits, , zoning permits and approvals, special use permits, environmental impact statements, and all other entitlements, used in or relating to the Hotel.

“Books and Records” shall have the meaning set forth in Section 1(b)(vii) hereof.

“Bulk Sales Law” shall have the meaning set forth in Section 30 hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in San Francisco, California.

“Buyer” shall have the meaning set forth in the Preamble hereof.

“Buyer Parties” shall have the meaning set forth in Section 12(a) hereof.

“Buyer Waived Breach” shall have the meaning set forth in Section 12(c) hereof.

“Cap Limitation” shall have the meaning set forth in Section 12(c) hereof.

“CERCLA” shall have the meaning set forth in Section 8(b)(iv) hereof.

“Claims Notice” shall have the meaning set forth in Section 12(d) hereof.

“Closing” shall have the meaning set forth in Section 4(a) hereof.

“Closing Date” shall have the meaning set forth in Section 4(a) hereof.

“Closing Statement” shall have the meaning set forth in Section 4(e)(xii) hereof.

“Confidential Information” shall have the meaning set forth in Section 10(a) hereof.

“Consumable Inventory” shall mean all office, cleaning, engineering, laundry and valet supplies; decorations, advertising and promotional materials and supplies; and any and all usable inventory owned by Seller and used by guests of the Property for consumption or usage in the course of their stay, including: printing and stationery, guest supplies (including soap, matches, toilet and facial tissues); maintenance and housekeeping supplies; linens, towels, china, glassware, tablecloths, napkins, and all usable food and beverages, and provided Buyer or Hotel Manager has obtained valid liquor licenses in accordance with all applicable laws, including, beer, wine and liquor, all as may be permitted by applicable law, all as of the date hereof located at and used in the operation of the Property as a going concern, subject to such depletion and including such resupplies as shall occur as herein expressly permitted in the ordinary course of business between the date hereof and the Closing. Consumable Inventory shall include items in use and in inventory or storerooms at the Property or as otherwise held in reserve.

“Contracts” shall have the meaning set forth in Section 1(b)(v) hereof.

“Costs or Losses” shall have the meaning set forth in Section 5(a)(i) hereof.

“Cut-Off Time” shall have the meaning set forth in Section 4(e) hereof.

“Cure Period” shall have the meaning set forth in Section 15(c) hereof.

“Deed” shall have the meaning set forth in Section 4(c) hereof.

“Deposit” shall have the meaning set forth in Section 2(a) hereof.

“Disclosure Schedules” shall have the meaning set forth in Section 3(e)(ii) hereof.

“Effective Date” shall have the meaning set forth in the Preamble hereof.

“Environmental Laws” any and all local, state or federal statutes, laws, regulations and rules in effect on the Effective Date relating to the protection of the environment or to human health, or regulating the manufacture, use or disposal of pollutants, contaminants or any other Hazardous Substances, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (42 U.S.C. § 9601 et seq.).

“Equipment Leases” shall have the meaning set forth in Section 1(b)(vi) hereof.

“Escrow Agent” shall have the meaning set forth in Section 2(a) hereof.

“Excluded Contract” shall have the meaning set forth in Section 3(f) hereof.

“Excluded Property” shall have the meaning set forth in Section 1(c) hereof.

“Existing Survey Exceptions” shall have the meaning set forth in Section 3(b)(i) hereof.

“Governmental Authority” shall mean any federal, state, county, municipal or other government or any governmental or quasi-governmental agency, department, commission, board, bureau, officer or instrumentality, foreign or domestic, or any of them, having jurisdiction over Seller, Buyer or the Property.

“Hazardous Substance” has the meaning set forth in Section 8(b)(iv) hereof.

“Hotel” shall have the meaning set forth in Section 1(b)(ii) hereof.

“Hotel Management Agreement” shall mean that certain Management Agreement, dated as of October 22, 2001, between SC Hotel Partners, LLC, a Delaware limited liability company, and Hotel Manager, as assigned under that certain Assignment and Assumption of Hotel Management Agreement dated effective September 1, 2010 by Hotel Manager to Joie de Vivre Hospitality, LLC, a Delaware limited liability company, pursuant to which the Hotel Manager is to provide management and other services with respect to the Property.

“Hotel Manager” shall mean Joie De Vivre Hospitality, LLC, a Delaware limited liability company, and its permitted successors and assigns.

“Immaterial Noncompliance” shall have the meaning set forth in Section 5(a)(i) hereof.

“Improvements” shall have the meaning set forth in Section 1(b)(ii) hereof.

“Initial Deposit” shall have the meaning set forth in Section 2(a).

“Inspection Period” shall have the meaning set forth in Section 3(e)(i) hereof.

“Intangible Personal Property” shall have the meaning set forth in Section 1(b)(iv) hereof.

“Land” shall have the meaning set forth in Section 1(b)(i) hereof.

“Limitation” shall have the meaning set forth in Section 12(c).

“Liquor License Owner” shall have the meaning set forth in Section 10(c) hereof.

“Manager Estoppel” shall have the meaning set forth in Section 5(a)(v) hereof.

“Mandatory Cure Liens” shall have the meaning set forth in Section 3(c) hereof.

“New Hotel Management Agreement” shall have the meaning set forth in Section 9(b).

“New Objection Period” shall have the meaning set forth in Section 3(c) hereof.

“Objections” shall have the meaning set forth in Section 3(c) hereof.

“Objection Period” shall have the meaning set forth in Section 3(c) hereof.

“Operational Taxes” shall have the meaning set forth in Section 4(e)(i)(2) hereof.

“Parties” shall have the meaning set forth in Section 2(b)(i) hereof.

“Permitted Exceptions” shall have the meaning set forth in Section 3(b) hereof.

“Personal Property” shall mean collectively the Tangible Personal Property and the Intangible Personal Property.

“Property” shall have the meaning set forth in Section 1(b) hereof.

“Purchase Orders” shall have the meaning set forth in Section 1(b)(v) hereof.

“Purchase Price” shall have the meaning set forth in Section 2 hereof.

“Retained Liabilities” shall have the meaning set forth in Section 1(c)(v) hereof.

“Scheduled Closing Date” shall have the meaning set forth in Section 4(a) hereof.

“Seller” shall have the meaning set forth in the Preamble hereof.

“Seller Parties” shall have the meaning set forth in Section 12(b) hereof.

“Seller’s Response Period” shall have the meaning set forth in Section 3(c) hereof.

“Seller’s Survey” shall have the meaning set forth in Section 3(a) hereof.

“Service Contracts” shall have the meaning set forth in Section 1(b)(v) hereof.

“Substantial Part” shall have the meaning set forth in Section 11(c) hereof.

“Survey” shall have the meaning set forth in Section 3(a)(ii) hereof.

“Survival Period” shall have the meaning set forth in Section 12(d) hereof.

“Survival Obligations” shall have the meaning set forth in Section 12(d) hereof.

“Tangible Personal Property” shall have the meaning set forth in Section 1(b)(iii) hereof.

“Title Commitment” shall have the meaning set forth in Section 3(a)(i) hereof.

“Title Company” shall have the meaning set forth in Section 2(a) hereof.

“Title Documents” shall have the meaning set forth in Section 3(a)(i) hereof.

“Title Policy” shall have the meaning set forth in Section 3(a)(i) hereof.

“Vouchers” shall have the meaning set forth in Section 4(e)(iv) hereof.

EXHIBIT B

LEGAL DESCRIPTION OF LAND

Real property in the City of San Francisco, County of San Francisco, State of California, described as follows:

PARCEL ONE:

BEGINNING AT THE POINT OF THE NORTHERLY LINE OF GEARY STREET AND THE WESTERLY LINE OF SHANNON STREET;

RUNNING THENCE WESTERLY AND ALONG SAID LINE OF GEARY STREET, 56 FEET;

THENCE AT A RIGHT ANGLE NORTHERLY 137 FEET, 4 INCHES; THENCE AT A RIGHT ANGLE EASTERLY 56 FEET, TO THE WESTERLY LINE OF SHANNON STREET;

THENCE AT A RIGHT ANGLE SOUTHERLY, ALONG SAID LINE OF SHANNON STREET, 137 FEET, 4 INCHES TO THE POINT OF BEGINNING.

BEING PART OF 50 VARA BLOCK NO. 223.

PARCEL TWO:

AN APPURTENANT, NON-EXCLUSIVE EASEMENT AND IRREVOCABLE LICENSE FOR FIRE EGRESS AND EMERGENCY ACCESS AND FOR GENERAL ACCESS, SUBJECT TO THE MAINTENANCE OF LOCK GATES BY GRANTOR, AND THE TERMS, PROVISIONS AND CONDITIONS, AS CONTAINED IN THAT CERTAIN INSTRUMENT ENTITLED, “GRANT OF NON-EXCLUSIVE APPURTENANT EASEMENT AND IRREVOCABLE LICENSE”, DATED FEBRUARY 16, 1979, RECORDED FEBRUARY 23, 1979, IN BOOK C731 O.R., PAGE 399, EXECUTED BY RICHARD P. LIEBERMAN, ET UX, AS AN APPURTENANCE TO PARCEL TWO, OVER THE FOLLOWING DESCRIBED PARCEL OF LAND:

“BEGINNING AT A POINT ON THE NORTHERLY LINE OF GEARY STREET, ONE HUNDRED AND THIRTY-SEVEN (137) FEET, SIX (6) INCHES EASTERLY FROM THE POINT FORMED BY THE INTERSECTION OF THE EASTERLY LINE OF JONES STREET WITH THE NORTHERLY LINE OF GEARY STREET; THENCE AT A RIGHT ANGLE TO THE NORTHERLY LINE OF GEARY STREET, NORTHERLY EIGHTY-SEVEN (87) FEET, SIX (6) INCHES;

THENCE AT A RIGHT ANGLE WESTERLY, ALONG THE NORTHERLY LINE OF MAGGIE ALLEY, FIVE (5) FEET, ONE AND THREE-QUARTER (1-3/4) INCHES;

THENCE AT A RIGHT ANGLE SOUTHERLY EIGHTY-SEVEN (87) FEET, SIX (6) INCHES;

THENCE EASTERLY, AT A RIGHT ANGLE, ALONG THE NORTHERLY LINE OF GEARY STREET, FIVE (5) FEET, ONE AND THREE-QUARTER (1-3/4) INCHES TO THE POINT OF BEGINNING.

THAT SAID NON-EXCLUSIVE EASEMENT IS LIMITED VERTICALLY TO THE FULL EAST-WEST WIDTH OF THE EASEMENT AS FOLLOWS:

BEGINNING AT THE NORTHERLY LINE OF GEARY STREET AT THE APPROXIMATE ELEVATION OF 90.50 FEET, SAN FRANCISCO DATUM;

THENCE NORTHERLY, SIX (6) FEET, NO (0) INCHES HORIZONTALLY, RISING TO A LINE AT APPROXIMATE ELEVATION OF 90.88 FEET;

THENCE NORTHERLY, SIXTY (60) FEET, NO (0) INCHES HORIZONTALLY, RISING TO A LINE AT APPROXIMATE ELEVATION 98.38 FEET;

THENCE NORTHERLY, ELEVEN (11) FEET, SIX (6) INCHES HORIZONTALLY, DROPPING TO A LINE AT APPROXIMATE ELEVATION 98.33 FEET;

THENCE NORTHERLY, TEN (10) FEET, NO (0) INCHES HORIZONTALLY, DROPPING TO THE NORTHERLY LINE OF MAGGIE ALLEY, AT APPROXIMATE ELEVATION OF 98.26 FEET, BEING THE FLOOR OF SAID EASEMENT;

THENCE RISING VERTICALLY, NINE (9) FEET AND TWO AND THREE-EIGHTS (2-3/8) INCHES TO A LINE AT APPROXIMATE ELEVATION 107.46 FEET, SAN FRANCISCO DATUM, BEING THE NORTHERLY LIMIT OF SAID EASEMENT;

THENCE SOUTHERLY, TEN (10) FEET, NO (0) INCHES HORIZONTALLY AT APPROXIMATE ELEVATION 107.46 FEET, SAN FRANCISCO DATUM;

THENCE DROPPING VERTICALLY ONE (1) FOOT, SIX (6) INCHES TO APPROXIMATE ELEVATION 105.96 FEET;

THENCE SOUTHERLY, ZERO (0) FEET, FIVE AND ONE-HALF (5-1/2) INCHES HORIZONTALLY AT APPROXIMATE ELEVATION 105.96 FEET;

THENCE RISING VERTICALLY ONE (1) FOOT, SIX (6) INCHES TO APPROXIMATE ELEVATION 107.46 FEET;

THENCE SOUTHERLY, NINETEEN (19) FEET, FOUR AND ONE-QUARTER (4-1/4) INCHES HORIZONTALLY AT THE APPROXIMATE ELEVATION OF 107.46 FEET;

THENCE DROPPING VERTICALLY, ONE (1) FOOT, EIGHT AND ONE-HALF (8-1/2) INCHES TO APPROXIMATE ELEVATION 105.75 FEET;

THENCE SOUTHERLY, SIXTEEN (16) FEET, SEVEN (7) INCHES

HORIZONTALLY AT APPROXIMATE ELEVATION 105.75 FEET;

B-2

THENCE DROPPING VERTICALLY, ONE (1) FOOT, EIGHT AND ONE-HALF (8-1/2) INCHES TO APPROXIMATE ELEVATION 104.04 FEET;

THENCE SOUTHERLY, SIXTEEN (16) FEET, SEVEN (7) INCHES AT APPROXIMATE ELEVATION 104.04 FEET;

THENCE DROPPING VERTICALLY, ONE (1) FOOT, EIGHT AND ONE-HALF (8-1/2) INCHES TO APPROXIMATE ELEVATION 102.33 FEET;

THENCE SOUTHERLY, SIXTEEN (16) FEET, SEVEN (7) INCHES HORIZONTALLY AT APPROXIMATE ELEVATION 102.33 FEET;

THENCE DROPPING VERTICALLY, ONE (1) FOOT, ELEVEN AND ONE-HALF (11-1/2) INCHES TO APPROXIMATE ELEVATION 100.38 FEET;

THENCE SOUTHERLY, FOUR (4) FEET, FOUR AND THREE-QUARTERS (4-3/4) INCHES HORIZONTALLY AT APPROXIMATE ELEVATION 100.38 FEET;

THENCE DROPPING VERTICALLY ONE (1) FOOT, TWO (2) INCHES TO APPROXIMATE ELEVATION 99.21 FEET;

THENCE SOUTHERLY, FOUR (4) FEET, NO (0) INCHES TO THE NORTHERLY LINE OF GEARY STREET AT APPROXIMATE ELEVATION 99.21 FEET, BEING THE ROOF OF SAID EASEMENT;

THENCE DROPPING VERTICALLY ON THE NORTHERLY LINE OF GEARY STREET, EIGHT (8)FEET, EIGHT AND FIVE EIGHTHS (8-5/8) INCHES TO APPROXIMATE ELEVATION 90.50 FEET, SAN FRANCISCO, DATUM, BEING THE SOUTHERLY LIMIT OF SAID EASEMENT.”

PARCEL THREE:

BEGINNING AT THE POINT OF INTERSECTION OF THE NORTHERLY LINE OF GEARY STREET WITH THE EASTERLY LINE OF SHANNON STREET; RUNNING THENCE EASTERLY ALONG SAID LINE OF GEARY STREET, 56 FEET; THENCE AT A RIGHT ANGLE NORTHERLY 112 FEET AND 6 INCHES; THENCE AT A RIGHT ANGLE WESTERLY 56 FEET TO SAID EASTERLY LINE OF SHANNON STREET; THENCE AT A RIGHT ANGLE SOUTHERLY, ALONG SAID LINE OF SHANNON STREET, 112 FEET AND 6 INCHES TO THE POINT OF BEGINNING.

BEING A PORTION OF 50 VARA BLOCK NO. 223.

B-3

EXHIBIT C

BILL OF SALE AND ASSIGNMENT

BILL OF SALE AND ASSIGNMENT dated as of             , 2011, by SC HOTEL PARTNERS, LLC, a Delaware limited liability company (“Seller”), in connection with that certain Purchase and Sale Agreement, dated as of             , 2011 (the “Purchase Agreement”) by and between Seller and CHSP UNION SQUARE LLC, a Delaware limited liability company (“Buyer”). It is a condition precedent to Buyer’s obligations under the Purchase Agreement that Seller deliver this Bill of Sale and Assignment to Buyer.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby agrees as follows:

1. Seller hereby sells, transfers and assigns to Buyer, and its successors and assigns, and Buyer hereby accepts, all of Seller’s right, title and interest in the Personal Property as more particularly described in Exhibit “A” attached hereto and incorporated herein by reference, and the Books and Records (hereinafter, collectively, the “Transferred Property”).

2. Seller hereby covenants and agrees to execute and deliver to Buyer such instruments of sale, transfer, conveyance, assignment and delivery, and such consents, assurances, powers of attorney and other instruments as may be reasonably requested by Buyer or its counsel in order to vest in Buyer all right, title and interest of Seller in and to the Transferred Property and otherwise in order to carry out the purpose and intent of this Bill of Sale and Assignment and the Purchase Agreement.

3. Notwithstanding any other provision of this Bill of Sale and Assignment to the contrary, nothing contained in this Bill of Sale and Assignment shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including the warranties, covenants, agreements, conditions and representations, or any of the rights and remedies, or any of the obligations and indemnifications of Seller and the Buyer set forth in the Purchase Agreement nor shall this Bill of Sale and Assignment expand or enlarge any remedies under the Purchase Agreement including without limitation any limits on indemnification specified therein. This Bill of Sale and Assignment is intended only to effect the transfer of certain property to be transferred pursuant to the Purchase Agreement and shall be governed entirely in accordance with the terms and conditions of the Purchase Agreement.

4. This instrument is being executed by the Seller and shall be binding upon the Seller, its successors and assigns, for the uses and purposes above set forth and referred to, and shall be effective as of the date first set forth above.

5. This instrument shall be governed by and enforced in accordance with the laws of the State of California, without regard to its conflict of law provisions.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale and Assignment to be executed and delivered on the date and year first written above.

SC HOTEL PARTNERS, LLC, a Delaware limited liability company

By:
Name:	Neal Peskind
Title:	Authorized Signatory

C-2

EXHIBIT D

ASSIGNMENT AND ASSUMPTION OF CONTRACTS, PURCHASE ORDERS AND

EQUIPMENT LEASES

THIS ASSIGNMENT AND ASSUMPTION dated             , 20     (the “Assignment”), is entered into by and between SC HOTEL PARTNERS, LLC, a Delaware limited liability company (“Assignor”), and CHSP UNION SQUARE LLC, a Delaware limited liability company (“Assignee”).

WITNESSETH:

WHEREAS, Assignor and Assignee entered into that certain Purchase and Sale Agreement, dated as of             , 2011 (the “Purchase Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

WHEREAS, Assignor is a party to those certain Contracts, Purchase Orders and Equipment Leases described in the Purchase Agreement (collectively the “Agreements”) including, without limitation, those Contracts and Equipment Leases set forth on Exhibit A attached hereto with respect to that certain real property located at              in             ,             ; and

WHEREAS, Assignor desires to assign its interest in the Agreements and the Assumed Liabilities (as defined in the Purchase Agreement) to Assignee, and Assignee desires to accept the assignment thereof and assume the obligations of Assignor thereunder;

NOW, THEREFORE, in consideration of the promises and conditions contained herein, the parties hereby agree as follows:

1. Effective as of the date hereof, Assignor hereby assigns to Assignee all of its right, title and interest in and to the Agreements, including, without limitation, any and all rents, issues and profits deriving therefrom and security deposits thereunder; provided, however, Assignor shall remain liable for and shall pay, perform and discharge any obligations accruing under the Agreements prior to the date hereof.

2. Assignee hereby accepts the foregoing assignment and assumes and shall pay, perform and discharge all of the Assignor’s obligations under the Agreements accruing on or after the date hereof.

3. Notwithstanding any other provision of this Assignment to the contrary, nothing contained in this Assignment shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including the warranties, covenants, agreements, conditions and representations, or any of the rights and remedies, or any of the obligations and indemnifications of Assignor and the Assignee set forth in the Purchase Agreement nor shall this Assignment expand or enlarge any remedies under the Purchase Agreement including without limitation any limits on indemnification specified therein. This Assignment is intended only to effect the assignment and assumption of certain rights to be assigned and assumed pursuant to the Purchase Agreement and shall be governed entirely in accordance with the terms and conditions of the Purchase Agreement.

4. This Assignment shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns.

5. This Assignment may be executed in counterparts, each of which shall be deemed to be an original and all of which shall be deemed to be one and the same instrument.

6. This instrument shall be governed by and enforced in accordance with the laws of the State of California, without regard to its conflict of law provisions.

IN WITNESS WHEREOF, the Assignor and Assignee have executed this Assignment the day and year first above written.

ASSIGNOR:

SC HOTEL PARTNERS, LLC, a Delaware limited liability company

By:
Name:	Neal Peskind
Title:	Authorized Signatory

ASSIGNEE:

CHSP UNION SQUARE LLC, a Delaware limited liability company

By:
Name:
Title:

D-2

EXHIBIT E

FORM OF GRANT DEED

RECORDING REQUESTED BY:

                         TITLE INSURANCE COMPANY

WHEN RECORDED MAIL TO:

[BUYER]

[BUYER ADDRESS]

Attn:

MAIL TAX STATEMENTS TO:

_____________________________

_____________________________

_____________________________

Attn:

-----------------------SPACE ABOVE THIS LINE FOR RECORDER’S USE----------------------

APN:

Address:

GRANT DEED

FOR VALUABLE CONSIDERATION, receipt of which is acknowledged, SC HOTEL PARTNERS L.L.C., a Delaware limited liability company (“Grantor”)

grants to

                                                     , a                                      (“Grantee”) that certain real property located in the City of San Francisco, County of San Francisco, State of California, as more particularly described on Exhibit A attached to this Grant Deed (the “Property”), subject to (i) non-delinquent real property taxes and assessments, (ii) all matters that can be ascertained by an accurate survey of the Property, and (iii) all matters of record, including the matters set forth on Exhibit B attached to this Grant Deed.

Grantor has executed this Grant Deed as of this              day of              2011.

GRANTOR:

[SELLER NAME], a Delaware limited liability company

By:
Name:
Position:

EXHIBIT A TO GRANT DEED

LEGAL DESCRIPTION

EXHIBIT B TO GRANT DEED

TITLE EXCEPTIONS

STATE OF ________________	)
)
COUNTY OF	)

On                          , 2011, before me,                                              , Notary Public, personally appeared                                                  , who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of                                  that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature of Notary

(SEAL)

CAPACITY CLAIMED BY SIGNER:

[ ]	Individual(s)	[ ]	Attorney-In-Fact

[ ]	Partner(s)	[ ]	Subscribing Witness

[ ]	Trustee(s)	[ ]	Guardian/Conservator

[ ]	Corporate ____________________	[ ]	Other: ____________________

	Officer(s) ____________________	______________________________

Title(s)		______________________________

STATEMENT OF DOCUMENTARY TRANSFER TAX

[to be affixed to Grant Deed]

June     , 2011

Recorder’s Office of San Francisco County, California

In accordance with Section 11932 of the California Revenue and Taxation Code, the undersigned hereby requests that this statement of documentary transfer tax not be recorded with the attached Grant Deed (the “Deed”) but be affixed to the Deed after recordation and be returned as directed on the Deed. The Deed names              LLC, a Delaware limited liability company, as grantee. The property that is the subject of the Deed is located in the City of San Francisco, County of San Francisco, State of California.

The documentary transfer tax amount, for the attached Deed is $             computed on the full value of the property.

SELLER SIGNATURE

EXHIBIT F

ENTITY TRANSFEROR

FOREIGN INVESTORS REAL PROPERTY

TAX ACT CERTIFICATION AND AFFIDAVIT

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. [For U.S. tax purposes, the owner of a disregarded entity will be the transferor of the property and not such disregarded entity.] To inform              (the “Transferee”) that withholding of tax is not required upon disposition of a U.S. real property interest by [            ], a [            ] (“Transferor”) [wholly owned by              (“Parent”)], the undersigned hereby certifies the following on behalf of Transferor/[Parent]:

1. Transferor/[Parent] is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Income Tax Regulations);

2. Transferor’s/[Parent’s] U.S. Employer identification number is                     .

3. Transferor/[Parent] has an address [                                        ]

4. The address of the subject property is                                         .

5. Transferor[/Parent] is not a “disregarded entity” as defined in IRS Regulation 1.1445-2(b)(iii).

6. [Transferor is an entity disregarded as separate from Parent for U.S. federal income tax purposes.]

7. Transferor/[Parent] understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalty of perjury, I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have the authority to sign this document on behalf of Transferor/[Parent].

, 2011

[_________________________________]

By:
Name:
Title:

Schedule 6(g)

Contracts

[TO BE PROVIDED DURING THE INSPECTION PERIOD IN ACCORDANCE WITH THE

PROVISIONS OF THIS AGREEMENT]

Schedule 6(h)

Intentionally Deleted

Schedule 6(i)

Equipment Leases

[TO BE PROVIDED DURING THE INSPECTION PERIOD IN ACCORDANCE WITH THE

PROVISIONS OF THIS AGREEMENT]

Schedule 6(m)

Environmental Matters

[TO BE PROVIDED DURING THE INSPECTION PERIOD IN ACCORDANCE WITH THE

PROVISIONS OF THIS AGREEMENT]

Schedule 6(n)

Adverse Actions or Proceedings

[TO BE PROVIDED DURING THE INSPECTION PERIOD IN ACCORDANCE WITH THE

PROVISIONS OF THIS AGREEMENT]

Schedule 6(o)

Insurance

[TO BE PROVIDED DURING THE INSPECTION PERIOD IN ACCORDANCE WITH THE

PROVISIONS OF THIS AGREEMENT]

Schedule 6(p)

Authorizations

[TO BE PROVIDED DURING THE INSPECTION PERIOD IN ACCORDANCE WITH THE

PROVISIONS OF THIS AGREEMENT]

Schedule 6(q)

Employee Matters

[TO BE PROVIDED DURING THE INSPECTION PERIOD IN ACCORDANCE WITH THE

PROVISIONS OF THIS AGREEMENT]

Schedule 6(r)

Reserves

[TO BE PROVIDED DURING THE INSPECTION PERIOD IN ACCORDANCE WITH THE

PROVISIONS OF THIS AGREEMENT]

Schedule 6(s)

Tax Certiorari Appeals

[TO BE PROVIDED DURING THE INSPECTION PERIOD IN ACCORDANCE WITH THE

PROVISIONS OF THIS AGREEMENT]